UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Tyson Foods, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tyson Foods, Inc.

2200 Don Tyson Parkway

Springdale, Arkansas 72762-6999

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Tyson Foods, Inc. Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders (“Annual Meeting”) of Tyson Foods, Inc., a Delaware corporation (“Company”), will be held at the Holiday Inn Northwest Arkansas Convention Center, 1500 South 48th Street, Springdale, Arkansas, on Friday, February 6, 2009 at 10:00 a.m., Central time, for the following purposes:

1.	To elect the ten members named in the attached proxy statement to the Company’s Board of Directors;

2.	To ratify the selection of Ernst & Young LLP, independent registered public accounting firm, as the Company’s independent registered public accountant for the fiscal year ending October 3, 2009;

3.	To consider and act upon the two shareholders proposals described in the attached proxy statement; and

4.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on December 12, 2008, the record date for the Annual Meeting, will be entitled to attend or vote at the Annual Meeting and any adjournments or postponements thereof. If you plan to attend the Annual Meeting, an admission ticket is required and can be obtained by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-4524. The Annual Meeting will also be webcast live at 10:00 a.m., Central time, Friday, February 6, 2009 at http://ir.tyson.com.

To make it easier for you to vote, internet and telephone voting are available. The instructions on your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

The Company’s Proxy Statement is submitted herewith. The Annual Report for the fiscal year ended September 27, 2008 is being mailed to shareholders together with this Notice and Proxy Statement.

By Order of the Board of Directors

R. Read Hudson

Secretary

Springdale, Arkansas

December 30, 2008

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE ANNUAL MEETING.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on February 6, 2009. The Company’s Proxy Statement and Annual Report to security holders for the fiscal year ended September 27, 2008 is also available at http://ir.tyson.com.

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Tyson Foods, Inc.

2200 Don Tyson Parkway

Springdale, Arkansas 72762-6999

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

To Be Held

February 6, 2009

SOLICITATION AND REVOCATION OF PROXY

The enclosed proxy is solicited on behalf of the Board of Directors (“Board”) of Tyson Foods, Inc., a Delaware corporation (“Company”). It is for use only at the Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Holiday Inn Northwest Arkansas Convention Center, 1500 South 48th Street, Springdale, Arkansas, on Friday, February 6, 2009 at 10:00 a.m., Central time, and any adjournments or postponements thereof.

Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

These proxy materials are first being mailed to shareholders on or about December 30, 2008. You may also obtain a copy of these proxy materials at http://ir.tyson.com.

OUTSTANDING STOCK AND VOTING RIGHTS

As of December 1, 2008, the outstanding shares of the Company’s capital stock consisted of 307,698,833 shares of Class A Common Stock, $0.10 par value (“Class A Common Stock”), and 70,021,155 shares of Class B Common Stock, $0.10 par value (“Class B Common Stock”). The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding at the close of business on December 12, 2008, the record date for the Annual Meeting, will vote together as a single class on all matters hereby submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote on all such matters and each share of Class B Common Stock will entitle the holder to ten votes on all such matters.

A majority of votes represented by the holders of the Company’s outstanding Class A Common Stock and Class B Common Stock, treated as a single class, must be present in person or represented by proxy to hold the Annual Meeting. A majority of the votes cast at the Annual Meeting is required to elect any director, to ratify the selection of Ernst & Young LLP, independent registered public accounting firm, as the Company’s independent registered public accountant for the fiscal year ending October 3, 2009 and to approve the shareholder proposals.

The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked “FOR ALL.” If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD ALL.” If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked “FOR ALL EXCEPT” and indicate the nominee(s) for whom you are withholding the authority to vote by listing such nominee(s) in the space provided. If you checked the box marked “WITHHOLD ALL,” your vote will be treated as an abstention and accordingly, your shares will neither be voted for nor against a director but will be counted for quorum purposes.

The enclosed form of proxy also provides a method for shareholders to vote for, against or to abstain from voting with respect to (i) the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountant and (ii) the shareholder proposals. By abstaining from voting, shares would not be voted either for or against, but would be counted for quorum purposes. While there may be instances in which a shareholder will wish to abstain, the Board encourages all shareholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible.

Brokers holding shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” Broker non-votes will be treated in the same manner as abstentions for quorum purposes. However, broker non-votes are not counted as votes against the proposals in question or as abstentions, nor are they counted to determine the number of votes present for a particular proposal.

Under the current rules of the New York Stock Exchange (“NYSE”), if you hold your shares through a bank or brokerage firm and your broker delivers this Proxy Statement to you, the broker is entitled to vote your shares on the election of directors and the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountant even if you do not provide voting instructions to your broker. The other proposals to be voted on at our annual meeting are considered “non-routine” matters under the current rules of the NYSE. As such, brokers holding shares in street name for customers are prohibited from giving a proxy to vote those shares absent specific instructions from their customers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below sets forth certain information as of December 1, 2008 regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned(#)	Percent of Class(%)
Don Tyson and Tyson Limited Partnership(1)	Class B Common Stock	70,000,000	99.97%
2200 Don Tyson Parkway Springdale, AR 72762-6999
FMR LLC(2)	Class A Common Stock	30,539,557	9.93%
82 Devonshire Street Boston, MA 02109
AXA(3)	Class A Common Stock	29,589,166	9.62%
25 Avenue Matignon Paris, France 75008
Tradewinds Global Investors, LLC(4)	Class A Common Stock	20,185,602	6.56%
2049 Century Park East 18th Floor Los Angeles, CA 90067

(1)	70,000,000 shares of Class B Common Stock and 3,000,000 shares of Class A Common Stock are owned of record by the Tyson Limited Partnership, a Delaware limited partnership (“Tyson Limited Partnership”). Mr. Don Tyson, a director of the Company, has approximately a 54% combined interest as a general and limited partner in the Tyson Limited Partnership and the Randal W. Tyson Testamentary Trust has approximately a 45% interest as a limited partner in the Tyson Limited Partnership. Ms. Barbara A. Tyson, the widow of Randal W. Tyson and a director of the Company, is the sole income beneficiary of and has limited dispositive power with respect to the Randal W. Tyson Testamentary Trust. Mr. John Tyson, Chairman of the Board of the Company, is one of the contingent beneficiaries of this trust. The managing general partner of the Tyson Limited Partnership is Mr. Don Tyson. The other general partners, who in the aggregate have approximately one percent interest in the Tyson Limited Partnership, are Ms. Tyson, Mr. John Tyson and Mr. Harry C. Erwin, III. Mr. Don Tyson, as managing general partner, has the exclusive right, subject to certain restrictions, to do all things on behalf of the Tyson Limited Partnership necessary to manage, conduct, control and operate the Tyson Limited Partnership’s business, including the right to vote all shares or other securities held by the Tyson Limited Partnership, as well as the right to mortgage, pledge or grant security interests in any assets of the Tyson Limited Partnership. The Tyson Limited Partnership terminates December 31, 2040. Additionally, the Tyson Limited Partnership may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the Tyson Limited Partnership will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the Tyson Limited Partnership will not be in the best interest of the partners, (ii) an election to dissolve the Tyson Limited Partnership by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners, or (iii) the sale of all or substantially all of the Tyson Limited Partnership’s assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause the dissolution of the Tyson Limited Partnership. Upon dissolution of the Tyson Limited Partnership, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the Tyson Limited Partnership assets. In addition to Mr. Don Tyson’s indirect interest in the Class B Common Stock, he is also the beneficial owner of 126,220 shares of Class A Common Stock, as described in the table titled “Security Ownership of Management” in this Proxy Statement.

(2)	The information provided is based solely on information obtained from a Schedule 13G filed by FMR LLC (“FMR”) with the Securities and Exchange Commission (“SEC”) on or about October 10, 2008. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in FMR’s Schedule 13G.
(3)	The information provided is based solely on information obtained from a Schedule 13F filed by AXA with the SEC on or about November 14, 2008. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in AXA’s Schedule 13F.
(4)	The information provided is based solely on information obtained from a Schedule 13F filed by Tradewinds Global Investors, LLC (“Tradewinds”) with the SEC on or about November 14, 2008. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Tradewinds’ Schedule 13F.

SECURITY OWNERSHIP OF MANAGEMENT

The table below sets forth information with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock, as of December 1, 2008, by the Company’s directors, nominees for election as directors, named executive officers and by all directors and executive officers as a group:

Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned(#)(1)		Percent of Outstanding Class A Common Stock(%)	Shares of Class B Common Stock Beneficially Owned(#)(1)		Percent of Outstanding Class B Common Stock(%)	Aggregate Voting Percentage(%)
Don Tyson	3,126,220	(2)	1.02%	70,000,000	(3)	99.97%	69.76%
John Tyson(4)	3,819,631		1.24%
Richard L. Bond	1,837,598		*
Lloyd V. Hackley(5)	18,910		*
Jim Kever(5)	8,021		*
Kevin M. McNamara(5)	0		*
Brad T. Sauer	0		*
Jo Ann R. Smith(5)	9,996		*
Barbara A. Tyson(4)	169,414		*
Albert C. Zapanta(5)	0		*
Dennis Leatherby	154,680		*
James V. Lochner	276,504		*
Bernard Leonard	166,750		*
Donnie Smith	125,158		*
All Directors and Executive Officers as a Group (19 persons)	10,188,067		3.31%	70,000,000		99.97%	70.46%

*	Indicates percentage of less than 1%.
(1)	The amounts in this column include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the table include shares owned directly, shares held in such person’s accounts under the Company’s Employee Stock Purchase Plan and Retirement Savings Plan, unvested restricted shares, shares owned by certain of the individual’s family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. The amounts in this column also include shares subject to options exercisable on or within 60 days of December 1, 2008, held by the directors and executive officers as a group in the amount of 4,178,810, and held by the named individuals in the following amounts: Mr. John Tyson (2,500,000); Mr. Bond (1,272,000); Dr. Hackley (5,400); Mr. Kever (5,400); Ms. Smith (5,400); Mr. Leatherby (52,400); Mr. Lochner (154,992); Mr. Leonard (50,880); Mr. Smith (22,176); and the other executive officers (110,162). The amounts in this column do not include performance share awards. The 2008 performance share awards are described under the table titled “Grants of Plan Based Awards During Fiscal Year 2008” in this Proxy Statement.
(2)	This amount includes all shares of Class A Common Stock owned of record by the Tyson Limited Partnership, as described in Footnote 1 to the table titled “Security Ownership of Certain Beneficial Owners” in this Proxy Statement.
(3)	This amount includes all shares of Class B Common Stock owned of record by the Tyson Limited Partnership, as described in Footnote 1 to the table titled “Security Ownership of Certain Beneficial Owners” in this Proxy Statement.
(4)	The amounts in these rows do not include any shares of Class B Common Stock owned by the Tyson Limited Partnership of which Mr. John Tyson and Ms. Tyson have a partnership interest, as described in Footnote 1 to the table titled “Security Ownership of Certain Beneficial Owners” in this Proxy Statement.
(5)	The amounts in these rows do not include grants of deferred stock awards of Class A Common Stock made on the date(s) of election to the Board by shareholders (see the section titled “Director Compensation for Fiscal Year 2008” in this Proxy Statement) to each of Dr. Hackley (20,707), Mr. Kever (20,707), Mr. McNamara (5,597), Ms. Smith (20,707) and Mr. Zapanta (20,707).

ELECTION OF DIRECTORS

The number of directors that will serve on the Company’s Board for the ensuing year is currently set at ten but may be changed from time to time in the manner provided in the Company’s by-laws. Directors are elected for a term of one year or until their successors are duly elected and qualified. The following slate of ten nominees has been chosen by the Board and consists of six independent directors and four inside directors. The Board recommends that each nominee be elected at the Annual Meeting.

•	Don Tyson, 78, served as Senior Chairman of the Board from 1995 to 2001 when he retired and became a consultant to the Company. Mr. Tyson has been a member of the Board since 1952.

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John Tyson, 55, is Chairman of the Board and has served in this capacity since 1998. Beginning in September 2007, Mr. Tyson, while continuing to serve as Chairman, discontinued serving the Company in an executive officer capacity and now provides advisory services to the Company. Mr. Tyson served as Chairman and Chief Executive Officer from 2001 until 2006. Mr. Tyson has been a member of the Board since 1984.

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Richard L. Bond, 61, is the Company’s President and Chief Executive Officer and has held his current title since May 2006. Mr. Bond served as President and Chief Operating Officer from 2003 to 2006, and as Co-Chief Operating Officer and Group President, Fresh Meats and Retail, from 2001 until 2003. Mr. Bond has been a member of the Board since 2001.

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Lloyd V. Hackley, 68, is President and Chief Executive Officer of Lloyd V. Hackley and Associates, Inc., which provides programs for the development of ethics and character and has served in that capacity since 1997. He also served as the Chancellor (Interim) of Fayetteville State University (North Carolina), from July 23, 2007 to June 9, 2008, and as Chancellor (Interim) of North Carolina Agricultural and Technical State University from June 2006 to July 20, 2007. Dr. Hackley is also a director of Branch Banking and Trust Corporation, headquartered in Winston-Salem, North Carolina. Dr. Hackley has been a member of the Board since 1992.

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Jim Kever, 56, is the founding partner of Voyent Partners, LLC, an investment partnership founded in 2001. Mr. Kever is also a director of 3D Systems Corporation and Luminex Corporation. Mr. Kever has been a member of the Board since 1999.

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Kevin M. McNamara, 52, is the Executive Vice President, Chief Financial Officer of HealthSpring, Inc., a managed care company, and has served in that capacity since April 2005. Mr. McNamara previously served as Chief Financial Officer of HCCA International, Inc., a healthcare management and recruitment company from October 2002 to April 2005. Mr. McNamara is a director of Luminex Corporation. Mr. McNamara has been a member of the Board since August 2007.

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Brad T. Sauer, 49, is Executive Vice President, Health Care Business for 3M Company, a diversified technology company, and has served in that capacity since 2004. Mr. Sauer previously served as Executive Vice President, Electro and Communications Business for 3M Company from 2002 to 2004. Mr. Sauer has been a member of the Board since September 29, 2008.

•	Jo Ann R. Smith, 69, is President of Smith Associates, an agricultural marketing business, and has served in that capacity since 1993. Ms. Smith has been a member of the Board since 2001.

•	Barbara A. Tyson, 59, served as Vice President of the Company until 2002, when she retired and became a consultant to the Company. Ms. Tyson has been a member of the Board since 1988.

•	Albert C. Zapanta, 67, is President and CEO of the United States-Mexico Chamber of Commerce, and has served in that capacity since 1993. Mr. Zapanta has been member of the Board since 2004.

Each of the foregoing nominees is currently serving as a director of the Company and, with the exception of Mr. Sauer, was elected at the 2008 annual meeting of shareholders. Mr. Sauer was elected to the Board on September 29, 2008.

Mr. John Tyson is the son of Mr. Don Tyson. Ms. Tyson is a sister-in-law to Mr. Don Tyson and aunt of Mr. John Tyson. There are no other family relationships among the foregoing nominees. By reason of their beneficial ownership of the Company’s common stock, Mr. Don Tyson and the Tyson Limited Partnership are deemed to be controlling persons of the Company. None of the companies or organizations listed in the director biographies above is a parent, subsidiary or affiliate of the Company.

After reviewing all relevant relationships of the directors, the Board has determined that each of Dr. Hackley, Mr. Kever, Mr. McNamara, Mr. Sauer, Ms. Smith and Mr. Zapanta qualify as independent directors in accordance with the NYSE corporate governance rules. In making its independence determinations, the Board considered the following:

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Mr. John Tyson has an indirect investment in DigiScript Holding Co. (“DigiScript”). Mr. Kever is presently Chairman of the Board of DigiScript and owns approximately 17% of DigiScript’s outstanding stock. DigiScript is a privately held company that specializes in technology enabling training and communications solutions. Mr. Tyson’s indirect investment of approximately $65,000 constitutes approximately 3.5% of DigiScript’s outstanding stock. Neither the Company nor Mr. Tyson presently has any business relationship with DigiScript, and Mr. Tyson has no role on DigiScript’s board of directors or as an officer thereof. Based on the foregoing facts, the Board has determined that this relationship is not material and does not affect Mr. Kever’s independence.

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During fiscal year 2008, the Company paid 3M Company $1,427,625 for direct purchases of lab-related supplies and materials. Mr. Sauer is Executive Vice President, Health Care Business of 3M Company. Under the NYSE rules, a director may be considered independent if payments made to an entity with which the director is affiliated are less than the greater of $1,000,000 or two percent (2%) of the affiliated entity’s gross revenues. The amount paid by the Company to 3M Company during fiscal year 2008 is less than two percent (2%) of 3M Company’s gross revenues.

There were no other relationships involving the independent directors and the Company that required an assessment of materiality by the Board.

Unless otherwise designated, the enclosed proxy will be voted FOR the election of the foregoing ten nominees as directors. To be elected as a director, each nominee must receive the favorable vote of a majority of the votes cast at the meeting.

Certain Legal Proceedings

In April 2005, the Company and Mr. Don Tyson settled an SEC formal investigation concerning the Company’s disclosure of executive perquisites by entering into an administrative cease and desist order without admitting or denying wrongdoing. The investigation concerned allegations that the Company’s proxy statements for fiscal years 1997 through 2003 had failed to comply with SEC regulations with respect to the disclosure and description of perquisites totaling approximately $1.7 million provided to Mr. Tyson and that the Company had failed to maintain an adequate system of internal controls regarding the personal use of Company assets and the disclosure of perquisites and personal benefits. In fiscal year 2004, Mr. Tyson voluntarily paid the Company $1,516,471 as reimbursement for certain perquisites and personal benefits received during fiscal years 1997 through 2003. Under the April 2005 order, the Company paid the SEC a civil penalty of $1.5 million and Mr. Tyson paid a civil penalty of $700,000. Both the Company and Mr. Tyson consented to the entry of the order and paid their respective penalties without admitting or denying any wrongdoing.

Information Regarding the Board and its Committees

The Board has an Audit Committee (“Audit Committee”) whose primary function is to assist the Board in fulfilling its responsibilities through regular review and oversight of the Company’s financial reporting, audit and accounting processes. See the section titled “Report of the Audit Committee” in this Proxy Statement. The Audit Committee consists of independent directors Mr. Kever, who serves as Chairman of the Audit Committee,

Mr. McNamara, Mr. Sauer and Ms. Smith. Each of these individuals qualifies as an “independent” director under the regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002 and the NYSE listing standards relating to audit committees. The Board has determined each member of the Audit Committee is knowledgeable and qualified to review financial statements. In addition, the Board has determined that Messrs. Kever and McNamara each qualify as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Audit Committee held nine meetings in fiscal year 2008.

The Board has a Compensation Committee (“Compensation Committee”) whose primary functions are to (i) establish the Company’s compensation policies and (ii) oversee the administration of the Company’s employee benefit plans. For more information regarding the duties of the Compensation Committee, see the subsection titled “How We Determine Compensation—Role of the Compensation Committee” in this Proxy Statement under the section titled “Compensation Discussion and Analysis.” The Compensation Committee consists of independent directors Mr. McNamara, who serves as Chairman of the Compensation Committee, Dr. Hackley, Mr. Sauer and Mr. Zapanta. The Compensation Committee held five meetings in fiscal year 2008.

The Board has a Governance Committee (“Governance Committee”) whose primary functions are to (i) oversee and review related party and other special transactions between the Company and its directors, executive officers or their affiliates; (ii) review and recommend to the Board Corporate Governance Principles applicable to the Company; and (iii) review and recommend to the Board a Code of Conduct applicable to the Company. The Governance Committee consists of independent directors Dr. Hackley, who serves as Chairman of the Governance Committee, Mr. Kever, Ms. Smith and Mr. Zapanta. The Governance Committee held eight meetings during fiscal year 2008.

The Board has a Nominating Committee (“Nominating Committee”) whose primary function is to identify, evaluate, and recommend individuals qualified to be directors of the Company to the Board for either appointment to the Board or to stand for election at a meeting of the shareholders. While the Company has not established minimum qualifications for director nominations, the Company has established, and the Nominating Committee charter contains, criteria by which the Nominating Committee is to evaluate candidates for recommendation to the Board. In evaluating candidates, the Nominating Committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and the listing standards of the NYSE. The Nominating Committee may also take into consideration the factors and criteria set forth in the Company’s Corporate Governance Principles and such other factors or criteria that the Nominating Committee deems appropriate in evaluating a candidate, including but not limited to the applicable requirements for members of committees of the Board. The Nominating Committee may (but is not required to) consider candidates suggested by management or other members of the Board. In addition, the Nominating Committee may (but is not required to) consider shareholder recommendations for candidates to the Board. In order to recommend a candidate to the Board, shareholders should submit the recommendation to the Chairperson of the Nominating Committee in the manner described in the section of this Proxy titled “Shareholder Communications.” Shareholders who wish to formally nominate a candidate to the Board must follow the procedures described in our by-laws. The Nominating Committee consists of Ms. Smith, who serves as Chairperson of the Nominating Committee, Mr. Kever and Mr. Zapanta. The Nominating Committee was formed on February 1, 2008 and held nine meetings during fiscal year 2008.

The Board has an Executive Committee (“Executive Committee”) whose primary function is to act on behalf of the Board during intervals between regularly scheduled meetings of the Board. The Executive Committee may exercise all powers of the Board, except as otherwise provided by law and the Company’s by-laws; however, its actions are typically ministerial, such as approving (i) the sale or purchase of property, (ii) the opening and closing of bank accounts, and (iii) amendments to benefit plans where Compensation Committee approval is not required. All actions taken by the Executive Committee between meetings of the Board are reviewed and ratified by the Board at the following Board meeting. The members of the Executive Committee are Messrs. Don Tyson, John Tyson and Jim Kever. The Executive Committee took action by written consent in lieu of a meeting 12 times during fiscal year 2008.

The Company qualifies as a controlled company due to the ownership by the Tyson Limited Partnership of shares allowing it to cast more than 50% of votes eligible to be cast for election of directors. Therefore, the Company has elected not to implement NYSE corporate governance rules that provide that the Compensation Committee has the power to determine the compensation of the Chief Executive Officer. However, the Compensation Committee has approved the employment contracts and total compensation for our Chief Executive Officer since 2003.

The Board held five meetings and took action by written consent in lieu of a meeting three times during fiscal year 2008. All directors attended at least 75% of the Board and Committee meetings they were eligible to attend during fiscal year 2008, with the exception of former directors Scott T. Ford and Leland E. Tollett. The Board expects all directors to attend each annual meeting of shareholders. All directors with the exception of Ms. Tyson attended the annual meeting of shareholders held on February 1, 2008.

Non-management directors meet in executive session without management present each time the Board holds its regularly scheduled meetings. Executive sessions occurred four times during fiscal year 2008. Mr. Kever has been designated by the Board to act as the Lead Independent Director who, among other things, presides over executive sessions of non-management directors.

The Board has adopted Corporate Governance Principles, and each of the Audit Committee, Compensation Committee, Nominating Committee and Governance Committee has adopted a written charter. The Board has also adopted a Code of Conduct applicable to all directors, officers and employees. Copies of these corporate governance documents are available on the Company’s Investor Relations website at http://ir.tyson.com under “Investor Relations” or in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Secretary, 2200 Don Tyson Parkway, Mail Stop CP004, Springdale, AR 72762-6999.

Compensation Committee Interlocks and Insider Participation

At the end of fiscal year 2008, the Compensation Committee consisted of Mr. McNamara (Chairperson), Dr. Hackley and Mr. Zapanta. The only other person to serve on the Compensation Committee during fiscal year 2008 was Ms. Smith, who served as Chairperson of the Compensation Committee through February 1, 2008 upon which date she was succeeded by Mr. McNamara. All members of the Compensation Committee during fiscal year 2008 were independent directors, and no member was an officer or employee of the Company or a former officer of the Company. No member of the Compensation Committee serving during fiscal year 2008 had any relationship requiring disclosure under the section titled “Certain Transactions” in this Proxy Statement. During fiscal year 2008, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SLATE OF DIRECTORS NOMINATED BY THE BOARD.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH NOMINEE UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required

Approval of a nominee for director requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to serve as the Company’s independent registered public accountant for the fiscal year ending October 3, 2009, and shareholders are asked to ratify the selection at the Annual Meeting. Ernst & Young LLP served as the Company’s independent registered public accountants for fiscal year 2008 and reported on the Company’s consolidated financial statements for that year. Representatives of Ernst & Young LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

Audit Fees

The fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for each of the fiscal years ended September 27, 2008 and September 29, 2007, and the reviews of the financial statements included in the Company’s Forms 10-Q and for services that are normally provided by the independent registered public accountant in connection with statutory or regulatory filings or engagements for each of those fiscal years were $5,763,961 and $5,502,722, respectively.

Audit-Related Fees

Aggregate fees billed or expected to be billed by Ernst & Young LLP for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for the fiscal years ended September 27, 2008 and September 29, 2007, and not included in the audit fees listed above were $415,722 and $99,278, respectively. These services are comprised of engagements to perform required agreed upon procedures.

Tax Fees

Aggregate fees billed or expected to be billed by Ernst & Young LLP for tax compliance, tax advice and tax planning for each of the fiscal years ended September 27, 2008 and September 29, 2007 were $614,084 and $831,964, respectively.

All Other Fees

For the fiscal years ended September 27, 2008 and September 29, 2007, the Company paid no other fees to Ernst & Young LLP for services rendered, other than those services covered in the sections captioned “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be performed by the independent registered public accountant of the Company. The Audit Committee charter provides that the Audit Committee must approve in advance all audit services to be performed by the independent registered public accountant. The Audit Committee has approved a separate written policy for the approval of engagements for non-audit services to be performed by the independent registered public accountant. For non-audit services, any person requesting that such services be performed by the independent registered public accountant must prepare a written explanation of the project (including the scope, deliverables and expected benefits), the reason for choosing the independent registered public accountant over other service providers, the estimated costs, the estimated timing and duration of the project and other pertinent information. Non-audit services must first be pre-approved by each of the chief accounting officer and the chief financial officer before being submitted for pre-approval to the Audit Committee, and then the Audit Committee or a designated member of the Audit Committee must pre-approve the proposed engagement. The requirement for Audit Committee pre-approval of an engagement for non-audit services may be waived only if (i) the aggregate amount of all such non-audit services provided is less than five percent (5%) of the total amount paid by the Company to the independent registered public accountant during the fiscal year when the services are provided; (ii) the services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) the services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING OCTOBER 3, 2009.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR RATIFICATION OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required

Ratification of Ernst & Young LLP, independent registered public accounting firm, as independent registered public accountant for the fiscal year ending October 3, 2009 requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class. Ratification of the selection of Ernst & Young LLP by shareholders is not required by law. However, as a matter of policy, such selection is being submitted to the shareholders for ratification at the Annual Meeting. If the shareholders fail to ratify the selection of this firm, the Board will reconsider the matter.

SHAREHOLDER PROPOSAL 1

The shareholder proposal which follows is a verbatim submission by People for the Ethical Treatment of Animals (“PETA”) of 501 Front St., Norfolk, VA 23510 (who has notified the Company that it owns 248 shares of Class A Common Stock), for consideration by the shareholders of the Company. All statements therein are the sole responsibility of PETA.

Tyson Shareholder Resolution re: Disclosing Greenhouse-Gas Emissions

RESOLVED that the shareholders request that the Board of Directors disclose to the public by 2010, via product packaging, the amount of greenhouse-gas emissions caused by individual products. The calculations should include all facets of company-owned and contract operations (e.g., feed crop production, animal rearing, waste decomposition, transport of crops and animals, slaughter) and should specifically cite levels of carbon dioxide, nitrous oxide, and methane per serving.

Supporting Statement

According to many scientific reports, meat production is a leading contributor to global warming. In fact, a recent United Nations report concluded that the meat industry causes almost 40 percent more greenhouse-gas emissions than all of the world’s transportation systems—that’s all the cars, trucks, SUVs, planes, and ships in the world—combined.

Many businesses are responding to the growing public concern about greenhouse-gas emissions by reporting on their environmental impact and undertaking “green” initiatives. A 2006 CBS News/New York Times poll found, in the words of a CBS Article, that “two-thirds of Americans now believe global warming is having a serious impact” and that “[b]usinesses like Ford and GE are responding and are trying to show they’re environmentally friendly.”

Tesco—which is the largest British Retailer and sells nearly one-quarter of all groceries bought in the United Kingdom—has responded to this predominant social issue by starting to include products’ greenhouse-gas “footprint” per serving on product labels. Tesco is not alone; as a February 2008 New Yorker article cited, “Several food companies have promised to label their products with the amount of [greenhouse-gas] emissions associated with making and transporting them.”

Accordingly, shareholders are encouraged to vote in favor of this proposal, which involves matters of significant social importance.

BOARD OF DIRECTORS’ STATEMENT

IN OPPOSITION TO SHAREHOLDER PROPOSAL 1

The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons.

Tyson recognizes the importance of being a responsible corporate citizen and our core values—which define who we are, what we do, and how we do it—are the foundation of corporate sustainability at Tyson. We are committed to making our company sustainable—economically, environmentally, and socially. One aspect of this commitment is in managing greenhouse-gas emissions.

One way in which we do this is through our partnership with the U.S. Environmental Protection Agency (“USEPA”) Climate Leaders program, a voluntary partnership challenging businesses to reduce their Greenhouse

Gas (“GHG”) emissions. As a member of the Climate Leaders program, Tyson is working collaboratively with USEPA to:

•	Develop a corporate-wide GHG inventory

•	Set aggressive GHG emission-reduction goals for the next 5 to 10 years

•	Implement a GHG inventory and reduction management plan

•	Annually report GHG inventory data and progress toward goals

•	Publicize our participation, reduction pledges, and accomplishments

Tyson has completed our corporate-wide GHG inventory in accordance with the Climate Leaders Greenhouse Gas Inventory Protocol and determined that during calendar year 2004, our GHG footprint was 5.35 million metric tons. This baseline inventory includes data related to facility fuel and electricity usage, transportation fuels, refrigeration usage, and anaerobic biogas production. Based on this inventory, the Company anticipates setting GHG emission-reduction goals in fiscal year 2009. We are committed to making appropriate reductions and investing in energy efficient projects to improve bottom line performance.

While we are committed to reducing our GHG footprint, we are also committed to providing our customers with meaningful information concerning our products. Currently, there are no nationwide government issued, scientifically validated standards of measuring GHG emissions on an individual product basis and, in the absence of nationwide standardization, we do not believe Tyson should attempt to apply GHG values to individual products. To attempt to do so prior to establishment of such standards by the United States Department of Agriculture, Food Safety and Inspection Service, Food and Drug Administration and USEPA could cause consumer confusion and would add no value to consumer choices.

Accordingly, the Board believes our shareholders will be best served by having the Company continue to make appropriate GHG reductions in other areas (e.g., covering anaerobic lagoons and collecting biogas as renewable fuel and creating and marketing renewable fuels from fats) and by investing in energy efficient projects to improve bottom line performance.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED

AGAINST THE SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY

A CONTRARY VOTE.

Vote Required

Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting as a single class.

SHAREHOLDER PROPOSAL 2

The shareholder proposal which follows is a verbatim submission by The Humane Society of the United States (“HSUS”) of 2100 L Street, NW, Washington, D.C. 20037 (who has notified the Company that it owns 238 shares of Class A Common Stock), for consideration by the shareholders of the Company. All statements therein are the sole responsibility of the HSUS.

Shareholder Resolution

WHEREAS, Americans are increasingly concerned about how their food is produced, and studies show that Americans and, by extension, customers of Tyson Foods, Inc. (the “Corporation”) prefer products meeting higher animal welfare standards. A 2007 American Farm Bureau-funded poll found 89 percent agree that food companies requiring farmers to treat their animals better are doing the right thing.

According to a 2006 Tyson press release, in its “Mission Statement on Animal Well-Being,” then-chairman John Tyson stated the company “is committed to the well-being, proper handling and humane slaughter of all the animals used in our food products. This is a long-standing commitment, and we pledge our diligence in leading the industry pursuit of new and improved technology and methods to further enhance animal well-being.” Animal well-being is also part of Tyson’s Core Values, which call on the company’s Team Members to “serve as stewards of the animals, land and environment entrusted to us.”

Despite its claims of diligence in animal welfare leadership, the Corporation has failed to make any public commitment on an important issue that many pork producers and retailers are addressing: gestation crate confinement of breeding sows.

During their four-month pregnancies, female breeding pigs are confined in barren gestation crates—individual metal cages only two feet wide. The crates are so small that the animals cannot even turn around. Barely able to move, the pigs may develop crippling joint disorders and lameness. Since gestation crates are used only during pregnancy, they do not serve to protect piglets from being crushed by the sows.

Farm animal welfare expert Dr. Temple Grandin agrees that gestation crates are problematic, stating, “Basically, you’re asking a sow to live in an airline seat. . . I think it’s something that needs to be phased out.”

In 2007, Smithfield Foods and Maple Leaf Foods—the largest pig producers in the United States and Canada, respectively—announced that they are phasing out the use of gestation crates. Cargill already raises more than half of its breeding sows without gestation crates. Oregon, Florida, Arizona, and Colorado have all enacted laws phasing out gestation crate confinement.

Food industry leaders including Chipotle Mexican Grill, Burger King, Wendy’s, and Panera Bread are using pork from operations that don’t confine sows in crates. Grocery leaders Safeway and Harris Teeter have established a purchasing preference for pork from producers that do not confine breeding sows in gestation crates, and they are committed to sell at least 15 and 20 percent crate-free pork by 2011, respectively.

RESOLVED that, in keeping with the Corporation’s intention to lead the industry in pursuit of methods to enhance animal welfare, shareholders encourage the Corporation to phase out the use of gestation crates in its supply chain by 2014, since the practice is inhumane and outdated.

BOARD OF DIRECTORS’ STATEMENT

IN OPPOSITION TO SHAREHOLDER PROPOSAL 2

The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons.

Tyson has a long-standing commitment to the well-being and proper handling of the animals used in its food products. Our animal well-being programs and animal welfare decisions are premised on established scientific research and the recommendations of animal welfare experts in the industry. In order to promote animal well-being, Tyson has established an Office of Animal Well-Being which works with our independent suppliers, transporters and trade groups to ensure that animal well-being is maintained from the farm to our facilities. The Company is also an active member of the National Pork Board which maintains the Pork Quality Assurance Plus program that incorporates producer guidelines for both food safety as well as animal well being. We have been encouraged by producer adoption of this program and will continue to encourage its use.

Current scientific research indicates there are several types of production systems which are favorable for swine. These production systems include open pens, gestation stalls and open pasture. According to published studies, most important is the individual care given to each animal and the caretaker’s management and husbandry skills, regardless of the system used. Furthermore, the American Veterinary Medical Association and the American Association of Swine Veterinarians have reviewed the existing scientific literature on gestational sow housing and have published position statements that concluded that individual and group housing types both have advantages and disadvantages.

Tyson purchases hogs from a large number of independent producers who utilize a wide variety of different management systems during gestation including individual or group housing, and Tyson will continue to purchase hogs from producers using these systems. We will, however, continue to monitor the scientific literature regarding management practices and housing systems (including gestation housing) consistent with our commitment to animal well-being.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED

AGAINST THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY

A CONTRARY VOTE.

Vote Required

Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting as a single class.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding the compensation paid to our Chief Executive Officer, current and former Chief Financial Officers and certain other executive officers who were the most highly compensated in fiscal year 2008. These individuals, referred to as “named executive officers” or “NEOs,” are identified below:

•	Richard L. Bond, Director, President and Chief Executive Officer

•	Dennis Leatherby, Executive Vice President and Chief Financial Officer

•	James V. Lochner, Senior Group Vice President, Fresh Meats and Margin Optimization

•	Bernard Leonard, Group Vice President, Food Service

•	Donnie Smith, Group Vice President, Consumer Products

•	Wade D. Miquelon, former Executive Vice President and Chief Financial Officer

Mr. Miquelon resigned as Executive Vice President and Chief Financial Officer on May 12, 2008 but is included in this section because he served as the Company’s principal financial officer during a portion of fiscal year 2008. This section should be read in conjunction with the detailed tables and narrative descriptions under the section titled “Executive Compensation” in this Proxy Statement.

Compensation Philosophy and Objectives

Our executive compensation program is designed to provide a competitive level of compensation necessary to retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance shareholder value. Consistent with this philosophy, following are the key objectives of our compensation programs.

Attract, Motivate and Retain Key Employees. Our executive compensation program is shaped by the competitive market for management talent in the food industry and at other public and private companies. We believe our executive compensation should be competitive with the organizations with which we compete for talent. As such, it is our goal to provide compensation at levels (both in terms of benefits provided and amounts paid) that attracts, motivates and retains superior executive talent for the long-term.

Shareholder Alignment. One of the objectives of our executive compensation philosophy is to ensure that an appropriate relationship exists between executive pay, the Company’s financial performance and the creation of shareholder value. We believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interests.

Link Pay to Performance. We believe that as an executive’s responsibility increases, a larger portion of his or her total compensation should be “at risk” incentive compensation (both short-term and long-term), subject to corporate, business unit, individual, stock price and/or earnings performance measures. Our compensation program links pay to performance by making a substantial portion of total executive compensation variable, or “at-risk,” through an annual bonus program based on Company earnings and performance goals and the granting of long-term incentive equity awards, including stock options, restricted stock and performance-based phantom stock (also referred to as performance stock). As performance goals are met or exceeded, executives are rewarded commensurately.

How We Determine Compensation

Role of the Compensation Committee. The Compensation Committee consists of independent directors Mr. McNamara, who serves as Chairman of the Compensation Committee, Dr. Hackley, Mr. Sauer and Mr. Zapanta. In general, the Compensation Committee works with management to ensure key executives are compensated in accordance with our compensation philosophy and objectives. More specifically, the Compensation Committee periodically reviews and approves the Company’s stated compensation strategy, corporate goals and objectives relevant to management compensation and total compensation policy to ensure they support business objectives, create shareholder value, are consistent with shareholder interests, attract and retain key executive talent and link compensation with corporate performance. The Compensation Committee’s charter describes additional duties and responsibilities of the Compensation Committee with respect to the administration, oversight and determination of executive compensation. These duties and responsibilities include:

•	reviewing and approving the employment contract, annual performance goals, year-end performance relative to these goals and total compensation for our Chief Executive Officer;

•

reviewing and approving the employment contract and total compensation of any executive officer or former executive officer not compensated under the Company’s band structure (which is described below);

•	ratifying employment contracts and related band level designations for the Company’s other NEOs;

•	reviewing the Company’s band structure with management and approving such changes as it deems necessary;

•	referring to the Board all new equity-based plans, incentive compensation plans or amendments to existing equity-based plans or incentive compensation plans;

•	approving and referring to the Board all new compensation plans or amendments to existing plans with material cost impact; and

•	reviewing periodically the Company’s change of control and severance programs and executive benefits and perquisites.

In addition, the Compensation Committee reviews and provides advice on new compensation objectives, plans and related levels for executives when proposed by management. The Compensation Committee also periodically reviews the composition of the peer groups used for competitive pay/performance benchmarking and analyzes total compensation for the Chief Executive Officer and each executive band level as compared to the relevant external benchmarks. A discussion of the peer group and external benchmarks used in establishing compensation is set forth below under the heading “Role of Compensation Consultants/Benchmarking.”

The Compensation Committee works to ensure that its decisions are handled consistent with tax regulations, relevant law, NYSE listing requirements and in a manner that is mutually satisfactory to the Compensation Committee and the Company’s principal shareholder. Because the Company meets the definition of a “controlled company” under NYSE corporate governance rules, the Compensation Committee is not required to determine the compensation of our Chief Executive Officer in its sole discretion. However, the Compensation Committee has approved the employment contracts and total compensation for our Chief Executive Officer since 2003.

Band Structure. Except for our Chief Executive Officer, our executive officers and key employees are compensated based on the Company’s band structure. Our band structure has nine levels, each of which sets forth amounts for target base salary, annual stock option grants, restricted stock grants, annual performance stock grants (for the top three band levels only) and target annual cash bonuses to be awarded to executives designated at such level. An executive officer’s band level designation is made by the Chief Executive Officer subject to ratification by the Compensation Committee. The designation is based on the individual’s level of responsibility and ability to affect shareholder value relative to other executive officers and key employees. Each element of compensation paid or awarded under the band structure is fixed at pre-determined amounts with the exception of base salary and annual cash bonuses. The band structure provides a target amount at each band level for base salary and annual cash bonuses, but actual salary and bonuses can be adjusted above or below such targets based on an individual’s responsibility and performance as determined on a case by case basis by such individual’s supervisor.

Our current band structure was established in 2004 by our human resources group and senior management based on their collective review of recommendations and market analysis provided by Hay Group, a compensation consulting firm. Market analysis provided by Hay Group consisted of compensation information for a group of over 800 companies from various industries, over 250 of which had annual sales in excess of $1 billion (which we refer to herein as the “General Industry Group”). The band structure was designed to compensate Company employees at the 50th percentile of persons with comparable responsibilities at companies in the General Industry Group. The General Industry Group was selected as the benchmark for the Company’s band structure because we believe it serves as a stable representation of national pay levels for all types of companies and is impacted minimally by changes in the participant group. The Compensation Committee and the Company’s human resources group periodically review the band structure with senior management and suggest adjustments and/or modifications as they deem necessary to ensure that our executive officers and key employees are generally compensated in accordance with the band design and our compensation philosophies and objectives. For more detailed discussion regarding decisions with respect to each element and amount of compensation provided for in the band structure, see the section below titled “Elements of Compensation.”

Interaction Between the Compensation Committee and Management. Band level designations for all executive officers, other than Mr. Bond, and key employment contract terms are determined by the Chief Executive Officer, in consultation with the Company’s human resources group, and ratified by the Compensation Committee. The Company’s human resources group presents a summary of the key terms of each executive officer contract, including band level designations, to the Compensation Committee. The Compensation Committee reviews and discusses the contracts and will meet with the Company’s human resources group as it deems necessary to discuss any questions or issues it has regarding these decisions. Once all questions and issues have been addressed to the satisfaction of the Compensation Committee, the Compensation Committee will ultimately ratify these employment contracts and the band level designations.

Role of Compensation Consultants/Benchmarking. Since fiscal year 2001, the Company has retained Hay Group to provide data regarding compensation practices of two groups of companies: the General Industry Group, which is described above, and a certain group of publicly traded companies in the protein and packaged foods industries (which we refer to as the “Compensation Peer Group”). The following 11 companies currently make up the Compensation Peer Group:

Campbell Soup Co.

ConAgra Foods, Inc.

General Mills, Inc.

H.J. Heinz Co.

Hershey Foods Corporation

Kellogg Company

McCormick & Company, Inc.

Sara Lee Corporation

Smithfield Foods, Inc.

Pilgrim’s Pride Corp.

Hormel Foods Corporation

Hay Group furnishes the data to our human resources group, whereupon our human resources group summarizes the data and presents it to the Compensation Committee. The Compensation Committee uses the data in its review of compensation for executive officers (including the NEOs) and compensation levels within our band structure to determine whether the compensation levels are consistent with our compensation philosophy and one of our objectives of providing competitive compensation that attracts, motivates and retains executive talent. In that regard, the Compensation Committee typically targets total compensation at the 75th percentile of the Compensation Peer Group for Mr. Bond and the 50th percentile of the broader General Industry Group for the other NEOs. Mr. Bond’s total compensation is targeted at a higher percentile due to his level of responsibility and ability to affect shareholder value relative to the other NEOs. The Compensation Committee believes it is necessary to target Mr. Bond’s compensation based on the smaller Compensation Peer Group, which is made up exclusively of public companies in the food industry, because these are companies against which we compete for the specialized talents and experience possessed by Mr. Bond. On the other hand, because many of the talents possessed by the other NEOs could transcend a variety of industries, the Compensation Committee believes it appropriate to use the General Industry Group in setting their compensation as it represents a cross section of consumer products and other industries, not just food industry companies.

The Compensation Committee is expressly authorized in its charter to retain independent legal, accounting or other advisors or experts at the Company’s expense. In fiscal year 2008, the Compensation Committee retained Hewitt Associates (“Hewitt”) as its independent executive compensation consultant. Hewitt was instructed to provide the Compensation Committee advice and ongoing recommendations regarding material executive compensation decisions, to review compensation proposals of management and to review information and advice provided by Hay Group. Specifically, in fiscal year 2008, Hewitt provided the Compensation Committee market information and analyses regarding potential bonus plans for fiscal year 2009 and potential compensation for the Lead Independent Director. Hewitt has provided no other consulting services to the Company other than the work they performed for the Compensation Committee described above and the provision of information to the Company regarding employee turnover.

How NEOs Are Compensated

Each NEO has an employment contract with the Company which, among other things, outlines the compensation payable to them. Once compensation decisions are made and an employment contract is executed, the NEO is entitled to receive the compensation provided for in his contract until it terminates or is amended. For a more detailed discussion of each NEO’s employment contract, see the section titled “Employment Contracts” in this Proxy Statement.

Mr. Richard L. Bond. Mr. Bond’s current employment contract was entered into on December 19, 2006 as a result of Mr. Bond’s increased responsibilities related to his assuming the duties of Chief Executive Officer of the Company in May 2006. Compensation decisions for Mr. Bond are not based on the Company’s band structure. Instead, compensation payable to Mr. Bond under his employment contract was determined after negotiations between Mr. Bond and the Company’s principal shareholder. The Compensation Committee consulted with the principal shareholder throughout the negotiation process and ultimately approved the final terms of the contract before it was executed. The decision to approve Mr. Bond’s contract and the compensation payable thereunder was based upon:

•	an evaluation of historical total compensation made to individuals with similar responsibilities at companies in the Compensation Peer Group;

•	an evaluation of Mr. Bond’s performance by the Compensation Committee;

•	an evaluation of the proposed total compensation in comparison to the Company’s other executive officers to ensure that compensation is commensurate with level of responsibility; and

•	recommendations from the Company’s human resources group and advice from compensation consultants engaged by the Company and the Compensation Committee.

All elements of compensation payable to Mr. Bond under his employment contract are fixed except base salary and annual cash bonuses. Decisions regarding whether to increase Mr. Bond’s salary and his participation in the Company’s annual cash bonus programs are made annually by the Compensation Committee. Mr. Bond’s total compensation in fiscal year 2008 was at the 59th percentile of the Compensation Peer Group (as compared to a target of the 75th percentile of the Compensation Peer Group) based on the most recently available published information. For a more detailed analysis regarding these decisions see the section titled “Elements of Compensation” in this Proxy Statement.

All Other NEOs. The compensation payable to Messrs. Leatherby, Lochner, Leonard and Smith under their respective employment contracts is based on the band level designated to them prior to execution of their respective contracts. Mr. Lochner is compensated at the first band level and Messrs. Leatherby, Leonard and Smith are compensated at the second band level. Mr. Miquelon resigned his position at the Company on May 12, 2008. Prior to his resignation, Mr. Miquelon was compensated at the first band level. Following Mr. Miquelon’s resignation, the chief financial officer position was evaluated and redesignated at the second band level. Each of their respective employment contracts were in effect during fiscal year 2008.

Elements of Compensation

The Company’s executive compensation program consists of:

•	base salary;

•	cash bonuses;

•	equity-based compensation;

•	financial, retirement and welfare benefit plans; and

•	certain defined perquisites.

Compensation Mix

Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, it is our goal to allocate a significant portion of compensation paid to our executive officers to performance-based, short- and long-term incentive programs. In addition, as an employee’s responsibility and ability to affect the financial results of the Company increases, base salary becomes a smaller component of total compensation and long-term, equity-based compensation becomes a larger component of total compensation, further aligning their interests with those of the Company. We also strive to allocate total direct compensation in a manner that is market competitive with our peer groups. The chart below illustrates the mix of total compensation for Mr. Bond, individually, and Messrs. Leatherby, Lochner, Leonard and Smith, as a group, based on compensation paid in fiscal year 2008. Mr. Miquelon is not included in the table below because his fiscal year 2008 compensation was significantly affected by his resignation which produced atypical results for purposes of demonstrating the Company’s goals regarding the total mix of compensation paid to executive officers.

Compensation Element	2008 Total Compensation Mix for Mr. Bond	2008 Total Compensation Mix for Messrs. Leatherby, Lochner Leonard and Smith
Base Salary	15.9%	40.8%
Cash Bonuses	0%	6.4%
Equity-Based Compensation	61.6%	32.6%
Financial, Retirement and Welfare Benefit Plans and Perquisites	22.5%	20.2%

Base Salary

Base salary is one element of executive compensation used to compensate NEOs for services rendered during the fiscal year. Each NEO’s employment contract with the Company sets a floor amount for base salary. The Compensation Committee approved such amounts for Mr. Bond as part of its process in approving his employment contract. Base salary amount for all other NEOs is based on each NEO’s pre-determined band level. The Company’s band structure sets forth a target amount for base salary at each level. The Chief Executive Officer has discretion to set base salary above or below the target amount as he deems appropriate based on each NEO’s level of responsibility when employment contracts for these individuals are entered into or amended.

The employment contract for each NEO states that base salary is subject to annual increases but not decreases. The Compensation Committee may increase Mr. Bond’s base salary annually as it deems appropriate. The Chief Executive Officer has the discretion to make increases to base salaries for the other NEOs as he deems appropriate. Our current goal is to maintain base salary at or near the 75th percentile of persons holding comparably responsible positions at companies in the Compensation Peer Group for the Chief Executive Officer and the 50th percentile of persons holding comparably responsible positions at companies in the General Industry Group for the other NEOs. Mr. Bond’s base salary is targeted at a higher percentile due to his level of responsibility and ability to affect shareholder value relative to the other NEOs. In determining whether to increase an NEO’s base salary, the Compensation Committee or the Chief Executive Officer, as applicable, also considers the individual’s (i) past performance, (ii) potential with the Company, and (iii) changes in level and scope of responsibility. They also consider the Company’s general approach for annual salary merit increases for management to take into account cost of living adjustments. Neither the Chief Executive Officer nor the Compensation Committee assigns a particular weight to any factor. Annual salary merit increases for NEOs that are approved by the Chief Executive Officer are generally consistent with merit increases for other officers and management personnel. Based on these factors, the Chief Executive Officer and Compensation Committee approved, as applicable, base salary merit increases of approximately 3% to 5% for our NEOs and other team members during fiscal year 2008. Mr. Leatherby, who was promoted to Chief Financial Officer during fiscal year 2008, received an additional salary increase upon his promotion.

The table below discloses the base salary in effect for each NEO at the end of fiscal years 2007 and 2008 and the percentage increase, or decrease, in their 2008 base salary from their 2007 base salary.

Named Executive Officer	Fiscal Year 2007 Salary	Fiscal Year 2008 Salary	Percentage Increase Over Fiscal Year 2007 Salary
Richard L. Bond	$1,220,000	$1,262,700	3.50%
Dennis Leatherby	$340,000	$450,000	32.35%
James V. Lochner	$566,500	$590,000	4.15%
Bernard Leonard	$425,000	$445,000	4.71%
Donnie Smith	$432,000	$450,000	4.17%
Wade D. Miquelon	$625,000	$645,000	3.20%

Based on the challenging economic environment in fiscal 2008, which the Company expects to continue into fiscal 2009, the Compensation Committee determined not to approve merit increases for 2009 annual base salaries for management level employees, including the NEOs.

Annual Cash Bonuses

The employment contracts with our NEOs provide them an opportunity to receive awards each year under any cash bonus plan the Company may have in effect. In fiscal year 2008, the Company maintained three cash bonus plans: an EBIT-based cash bonus program for management (which we refer to herein as the “Earnings-Based Bonus Plan”), a goal-based cash bonus program for management (which we refer to herein as the “Goal-Based Bonus Plan”) and the Tyson Foods, Inc. Annual Incentive Compensation Plan for Senior Executive Officers (which we refer to herein as the “Executive Incentive Plan”). Both the Earnings-Based Bonus Plan and Goal-Based Bonus Plan were adopted by the Board on August 3, 2007. The Executive Incentive Plan was adopted by the Compensation Committee on December 3, 2004 and approved by the shareholders on February 4, 2005. These plans are designed to align the interests of management towards the achievement of a common corporate goal and, through discretionary adjustment features available to supervisors, allow for the recognition of division and individual performance. The Executive Incentive Plan is also designed to maximize the Company’s ability to deduct for tax purposes performance-based compensation paid to executive officers. Participants in the Executive Incentive Plan are selected each year by the Compensation Committee based on their potential to receive total compensation that may not otherwise be deductible by the Company for tax purposes. Any NEO not selected to participate in the Executive Incentive Plan will be eligible to participate in the Earnings-Based Bonus Plan and Goal-Based Bonus Plan. Annual cash bonuses earned by the NEOs in fiscal year 2008 are listed under the column “Bonus” in the “Summary Compensation Table for Fiscal Years 2008 and 2007” in this Proxy Statement.

Earnings-Based Bonus Plan. Messrs. Leatherby, Lochner, Leonard, Smith and Miquelon were eligible to participate in the Earnings-Based Bonus Plan in fiscal year 2008. Bonus opportunities under this plan are expressed as a percentage of an individual’s base salary and the applicable percentage is based on that individual’s band level. The Company’s band structure sets forth target amounts for each level; however, these amounts are subject to adjustment above or below the target percentage each year by the Chief Executive Officer. In addition, the actual amount of bonus paid is subject to adjustment by the Chief Executive Officer based on each individual’s level of responsibility relative to other executive officers and performance during the fiscal year. Adjustments are also made with the goal of maintaining the awards at or near the 50th percentile of similar awards for persons holding comparably responsible positions at companies in the General Industry Group. With the exception of Mr. Leatherby who was promoted to the position of Chief Financial Officer, the Chief Executive Officer made no adjustments above or below the target percentages with respect to any NEO in fiscal year 2008.

The common corporate goal upon which awards under the Earnings-Based Bonus Plan are based is referred to as “Adjusted EBIT.” EBIT is the Company’s earnings before interest and taxes, and Adjusted EBIT takes into account any unusual or unique items, such as one-time gains or losses. The Compensation Committee believes Adjusted EBIT is an appropriate measure of Company performance to utilize in making performance-based compensation decisions because senior management uses this same measure, among others, to evaluate the day-to-day performance of the business. Each year, management sets a threshold Adjusted EBIT amount and a target Adjusted EBIT amount under the Earnings-Based Bonus Plan which are approved by the Compensation Committee. Generally, no bonuses are paid under the Earnings-Based Bonus Plan unless the Company achieves the threshold Adjusted EBIT amount. The Compensation Committee can recommend to the full Board, however, that bonuses be awarded notwithstanding the fact that the Company failed to achieve the threshold Adjusted EBIT amount. Since inception of the Earnings-Based Bonus Plan, no bonuses have been paid under the plan unless the Company achieved the threshold Adjusted EBIT amount. If the target Adjusted EBIT amount is achieved, participants in the plan will receive 100% of their target bonus opportunity, subject to adjustment as described above. If the Company’s Adjusted EBIT is greater than the threshold level but less than the target level, participants are eligible to receive a prorated percentage of their target bonus opportunity based on where the actual Adjusted EBIT amount falls between the threshold and target levels, and if the Company’s Adjusted EBIT is greater than the target level, participants will receive a percentage in excess of 100% of their target bonus opportunity based on where the actual Adjusted EBIT amount falls above the target level, in each case subject to adjustment as described above. For fiscal year 2008, the threshold Adjusted EBIT amount was $500,000,000 and the target Adjusted EBIT amount was $900,000,000.

The table below sets forth the target bonus amounts for each NEO participating in the Earnings-Based Bonus Plan at the target Adjusted EBIT level.

NEO	Target Bonus Opportunity at Target Adjusted EBIT
	Expressed as dollars	Expressed as a percentage of fiscal year-end base salary
Dennis Leatherby	$290,635	64.6%
James V. Lochner	$649,000	110%
Bernard Leonard	$445,000	100%
Donnie Smith	$450,000	100%
Wade D. Miquelon	$645,000	100%

Mr. Leatherby’s target bonus opportunity for the full year reflects his position as Senior Vice President, Finance and Treasurer for almost nine months during the fiscal year. The position of Senior Vice President, Finance and Treasure has less bonus opportunity than his current position of Executive Vice President and Chief Financial Officer and his full year bonus opportunity is prorated based on the time he spent in each position.

In fiscal year 2008, the Company’s actual Adjusted EBIT was below the threshold Adjusted EBIT amount. Therefore, none of the NEOs participating in the Earnings-Based Bonus Plan were eligible to receive bonuses under the Earnings-Based Bonus Plan, and the Company did not pay any bonuses under the Earnings-Based Bonus Plan.

Goal-Based Bonus Plan. The Goal-Based Bonus Plan was adopted by the Board on August 3, 2007. With the exception of the Chief Executive Officer, all officers and management employees of the Company are eligible to participate in the Goal-Based Bonus Plan. The Chief Executive Officer may also select other employees and agents to participate in the program. Under this plan, the Chief Executive Officer determines the goals in any given year and proposes such goals to the Compensation Committee. The Compensation Committee then establishes the actual goals for the fiscal year and the payments that will be made upon the achievement of the various goals. In addition to determining the goals, the Chief Executive Officer is also authorized to establish the factors used to determine each eligible participant’s payment thereunder. Bonus opportunities for eligible participants under the plan are expressed as a percentage of an individual’s base salary and the applicable percentage for NEOs is based on that individual’s band level. The Company’s band structure sets forth target amounts for each level; however, these amounts are subject to adjustment above or below the target percentage each year by the Chief Executive Officer. The aggregate maximum amount payable to all eligible participants under the Goal-Based Bonus Plan for fiscal year 2008 was $10,000,000.

The original purpose of the Goal-Based Bonus Plan was to provide annual incentives to management to meet certain key goals that may assist the Company in increasing efficiency, cutting costs, optimizing earnings performance or such other goals deemed by management to be important to the Company. However, the plan also includes a mechanism that allows the Company to award bonuses out of an established pool not based on satisfaction of any specific performance criteria. Because bonuses were not earned under the Earnings-Based Bonus Plan for fiscal year 2008 and the Company did not approve merit-based salary increases for fiscal year 2009, the Chief Executive Officer and Compensation Committee established a payment structure that was not based on the achievement of any specific performance criteria. The Chief Executive Officer and the Compensation Committee determined this payment structure was appropriate for retaining Company management and rewarding them for their performance in the challenging business environment in fiscal year 2008. The funds available under this payment structure included the $10,000,000 pool available under the Goal-Based Bonus Plan plus additional funds made available by the Company. The amount payable to management under this structure for fiscal year 2008 was initially determined by taking 3.5% of the individual’s base salary at the end of fiscal year 2008 and adding to that amount an amount equal to the bonus opportunity for the individual under the Goal-Based Bonus Plan pool. For fiscal 2008, payments under this structure were made to all Company management except for Mr. Bond. For management employees in band ranges one through five, including Messrs. Leatherby, Lochner, Leonard and Smith, the Chief Executive Officer established a cap on the overall payment amounts at 15% of fiscal year 2008 base salary; however, after reviewing Mr. Lochner’s performance during fiscal year 2008, the Chief Executive Officer decided to increase Mr. Lochner’s payment above the 15% level. Amounts paid under this structure were paid in a lump sum on November 6, 2008. No payment was made to Mr. Miquelon as he resigned from the Company before the end of fiscal year 2008.

For Messrs. Leatherby, Lochner, Leonard and Smith, set forth in the table below are each NEO’s (i) fiscal year-end 2008 base salary, (ii) bonus opportunity under the Goal-Based Bonus Plan, (iii) lump sum payment made to such individual under the structure described above and (iv) the lump sum payment expressed as a percentage of base salary.

NEO	Fiscal Year- End 2008 Base Salary	Bonus Opportunity Under Goal-Based Bonus Plan	Amount of Lump Sum Payment	Payment as a Percentage of Base Salary
Dennis Leatherby	$450,000	$58,200	$66,000	14.67%
Jim Lochner	$590,000	$111,247	$92,666	15.71%
Bernard Leonard	$445,000	$76,729	$65,000	14.61%
Donnie Smith	$450,000	$77,136	$65,000	14.44%

Executive Incentive Plan. As with the Earnings-Based Bonus Plan and Goal-Based Bonus Plan, the Executive Incentive Plan is designed to align the interests of management towards the achievement of a common corporate goal and, through discretionary adjustment features available to supervisors, allow for the recognition of division and individual performance. The Executive Incentive Plan is also designed to maximize the Company’s ability to deduct for tax purposes performance based compensation paid to executive officers. For fiscal year 2008, the Compensation Committee designated Mr. Bond as the only eligible participant under the Executive Incentive Plan in an effort to maximize the Company’s ability to deduct for tax purposes performance based compensation paid to Mr. Bond.

Cash bonuses paid under the Executive Incentive Plan are based on performance measures established each year by the Compensation Committee. For fiscal year 2008, the Compensation Committee selected Adjusted EBIT as the performance measure under the plan for the same reason the Compensation Committee chose Adjusted EBIT for the Earnings-Based Bonus Plan. The individual annual incentive bonus which Mr. Bond was eligible to receive was determined by (i) taking the amount by which Adjusted EBIT exceeded $500,000,000 up to $900,000,000 multiplied by .016, and (ii) adding to that product, if applicable, the amount by which Adjusted EBIT exceeded $900,000,000 multiplied by .0075. The Compensation Committee set these amounts with the goal of maintaining the awards at or near the 75th percentile of similar awards for persons holding comparably responsible positions at companies in the Compensation Peer Group.

When Adjusted EBIT is determined, a bonus pool is created for each individual in the plan based on the calculation set forth above. Of this bonus pool, approximately 80% of such amount is allocated to bonus paid for performance that is consistent with Company expectations. The remaining amount is designed to first allow the Company to compensate such individuals for extraordinary performance and second, to the extent any capacity remains, to maximize tax deductibility for performance based compensation.

Generally, no bonuses are paid under the Executive Incentive Plan in the event the Company fails to achieve the threshold Adjusted EBIT amount. The Compensation Committee has discretion, however, to award bonuses outside of the plan notwithstanding the fact that the Company failed to achieve the threshold amount. Since inception of the plan in fiscal year 2005 no bonuses have been paid under or outside of the Executive Incentive Plan unless the Company achieved the threshold amount.

In fiscal year 2008, the Company’s Adjusted EBIT was below the threshold Adjusted EBIT amount and, as a result, Mr. Bond was not eligible to and did not receive a bonus under the Executive Incentive Plan. Had the Company achieved the target Adjusted EBIT amount of $900,000,000, Mr. Bond would have been eligible to receive a bonus of $6,400,000. For a discussion of tax implications considered by the Compensation Committee in making compensation decisions see the section below titled “Tax and Accounting Considerations.”

Equity-Based Compensation

We believe equity-based compensation is an effective long-term incentive for executives and managers to create value for shareholders as the value of such compensation has a strong correlation to appreciation in the

Company’s stock price. Each NEO’s employment contract establishes the amounts of equity-based compensation the NEO will receive, if any, during the term of the contract. For Mr. Bond, these amounts were determined as part of the negotiation of his employment contract and were approved by the Compensation Committee. For Messrs. Leatherby, Lochner, Leonard, Smith and Miquelon, these amounts were determined based on their band level. The Company’s current band structure sets forth the number of stock options and the dollar amount of restricted stock and performance stock to be awarded. However, unlike base salary and cash bonuses, these amounts are not subject to adjustment.

The amounts and types of equity-based compensation to be awarded by the Company are determined by management and/or the Compensation Committee with a view towards aligning the interests of executives and other managers with the interests of the Company’s shareholders. In determining these amounts, management and the Compensation Committee review the relation of long-term compensation to cash compensation and the perceived need of providing additional incentives to executives and managers to increase shareholder value. In addition, the value of equity-based compensation awarded to NEOs is compared to awards made to executives in similar positions within the peer groups. The Compensation Committee does not assign a particular weight to any factor.

Stock Options. Each NEO’s employment contract sets forth the number of stock options the NEO is entitled to receive when the Company grants options to management. Stock options allow the Company to provide employees with a different incentive than base salary and cash bonuses because the options increase in value based on Company success rather than individual performance. Such options are awarded and approved annually by the Compensation Committee prior to or on a pre-determined grant date. The grant date currently occurs four business days after the Company announces fiscal year-end financial results. The exercise price for option awards is the closing price for our stock as reported on the NYSE on the grant date. Option awards expire 10 years after the grant date. The Company does not backdate, re-price or grant equity awards retroactively. All awarded stock options vest in annual increments beginning on the second anniversary of the date of the award and become fully vested after five years. The Compensation Committee approved the 2008 fiscal year stock option awards at its November 15, 2007 meeting with a grant date of November 16, 2007. For details regarding stock options granted to the NEOs in fiscal year 2008, see the table titled “Grants of Plan Based Awards During Fiscal Year 2008” in this Proxy Statement.

Restricted Stock. Restricted stock is granted when an employment contract is signed by an executive and the number of shares of restricted stock to be awarded is set forth in the contract. The value of the restricted stock to be awarded to an NEO, other than Mr. Bond, is based on his designated band level. The actual number of shares of restricted stock granted is determined by dividing the designated band dollar value for restricted stock by the closing stock price on the day prior to the date the contract is offered. For example, if the designated band dollar value for restricted stock is $300,000 and the closing stock price on the date the contract is offered to the executive is $15 per share, the contract offered to the executive will include a grant of 20,000 shares of restricted stock. Shares of restricted stock typically vest on the fifth anniversary of the grant date. For details regarding restricted stock awards granted to the NEOs in fiscal year 2008, see the table titled “Grants of Plan Based Awards During Fiscal Year 2008” in this Proxy Statement.

Performance Stock. Performance stock awards represent the right to receive shares of Company stock if certain performance criteria are met on the awards’ vesting date. Achievement of performance criteria is typically determined three years from the date of grant and, if the performance criteria are achieved, the award typically vests two days thereafter. On an annual basis, the Company’s senior management and human resources group meet to discuss the performance criteria options to be considered for the following year’s grants, which options are included in the Tyson Foods, Inc. 2000 Stock Incentive Plan. A list of eligible criteria were approved by shareholders to ensure tax deductibility for performance-based compensation. Based on these discussions and the direction provided by the Compensation Committee, the Company’s human resources group will prepare several options for the Compensation Committee’s review at its regularly scheduled August meeting. Through the course of its review and discussions, the Compensation Committee chooses one or more options that the Compensation

Committee reasonably believes provide the appropriate balance between (i) significant performance measures aimed at increasing shareholder value if achieved, and (ii) performance measures that are reasonably attainable so as to motivate the officers to attain the performance goals.

The performance criteria adopted by the Compensation Committee for performance stock awards granted in fiscal year 2008 compared the Company’s stock price performance against the stock price performance of companies making up the Compensation Peer Group. The right to receive Company stock under the performance shares is conditioned upon the executive officer remaining continuously in the employment of the Company from the award date through the vesting date, subject to certain exceptions involving the death, disability or retirement of the executive officer. The vesting of performance shares awards granted in fiscal year 2008 is as follows:

•	33.33% of such shares vest if the Company’s stock outperforms five members of the Compensation Peer Group over a three-year period;

•	66.67% of such shares vest if the Company’s stock outperforms seven members of the Compensation Peer Group over a three-year period; and

•	all such shares vest if the Company’s stock outperforms nine members of the Compensation Peer Group over a three-year period.

The amount of annual performance stock awards are determined when a new or amended employment contract is signed by an executive officer. For all NEOs other than Mr. Bond, this determination is based on such officer’s band level. The Company’s band structure and each NEO’s employment contract sets forth the aggregate dollar value of the performance stock to be awarded annually. The actual number of shares of performance stock granted is based on the closing price of the Company’s stock on the last trading day of the fiscal year. The grant date for annual performance stock awards occurs on a stated date, which is the first date of the fiscal year. The Compensation Committee approved the fiscal year 2008 performance stock awards at its August 2, 2007 meeting with a grant date of October 1, 2007. For details regarding performance stock awards granted to the NEOs in fiscal year 2008, see the table titled “Grants of Plan Based Awards During Fiscal Year 2008” in this Proxy Statement.

General Benefits

Our NEOs are eligible to participate in the Company’s financial, retirement and welfare plans that are generally available to all employees of the Company. The NEOs are also eligible to participate in certain plans, which are described below, that are only available to contracted officers and managers. We believe these benefits are comparable to the benefits offered by the companies in our peer groups and have examined and modified the benefits according to market data. We believe these benefits are a basic component in attracting, motivating and retaining executives.

Deferred Compensation. The Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan (the “SERP”) is a nonqualified deferred compensation plan providing life insurance protection during employment, and a subsequent retirement benefit, to certain officers of the Company or any subsidiary or affiliate who are party to a written employment contract, including the NEOs. The retirement benefit is a lifetime annuity, and the primary formula for determining such benefit is equal to one percent of the average annual compensation paid to the participant for his final five years of service multiplied by his or her years of creditable service. The SERP also provides for catch-up accruals for certain grandfathered participants (officers prior to 2002 receive an additional one percent of their final 5 year average annual compensation multiplied by their final 5 years of creditable service). In addition, participants with at least 20 years of vesting service are generally eligible for a minimum benefit and a tax gross-up based on the amount of their executive life insurance premium at the male nonsmoker rate. Participants do not vest in the retirement benefits until attaining age 62, although a participant who attains at least age 55 and whose combination of age and years of vesting service equal or exceed 70 vests on the date that the early vesting rule is satisfied. A participant who vests in his or her retirement benefit prior to age 62 may retire early and receive an actuarially reduced benefit. A participant who terminates employment before vesting or who is terminated for cause, even if fully vested, is not entitled to any pay out under the SERP. A participant who terminates because of disability is eligible for a fully vested, unreduced benefit. The Compensation Committee has the discretion to grant early retirement benefits under the plan.

If a participant in the SERP dies, the participant’s beneficiaries receive a death benefit under the life insurance portion of the SERP. As of September 27, 2008, the life insurance portion of the SERP provided a death benefit of $5 million for Mr. Bond and $2 million for each of Messrs. Leatherby, Lochner, Leonard and Smith. Mr. Miquelon will continue to have a $2 million death benefit if he elects to continue personally paying the annual premiums. Additional information about our SERP is included in the narrative text following the table titled “Pension Benefits for Fiscal Year 2008” in this Proxy Statement.

Welfare Plans. Our NEOs and other executives participate in our broad based employee welfare plans, including medical, dental, vision and insurance. These plans and benefits are available to all salaried employees and do not discriminate in favor of executive officers. In addition, contracted officers and managers, including our NEOs, have an additional health insurance benefit, known as the Executive Medical Reimbursement Plan (“EMRP”). The EMRP reimburses contracted officers and certain contracted managers of the Company or any subsidiary or affiliate (including the NEOs) and their covered dependents up to 100% of medical, prescription drug, dental and vision expenses not covered by Company plans. The benefits eligible to be reimbursed include only those expenses allowable as tax deductions for the Company under current tax regulations. Benefits through this plan are limited to annual maximums which vary based on position with the Company ($30,000 for each NEO). Each participant is charged a supplemental premium for this benefit.

Retirement Plans. We also provide the following qualified and nonqualified plans to the NEOs:

•	Employee Stock Purchase Plan;

•	Retirement Savings Plan;

•	Executive Savings Plan; and

•	Executive Long-Term Disability Plan.

With the exception of the Executive Savings Plan and the Executive Long-Term Disability Plan, the NEOs are eligible to participate in the same tax qualified financial and retirement plans as the Company’s other employees.

Employee Stock Purchase Plan. The Employee Stock Purchase Plan is a nonqualified benefit plan available to all NEOs and to most employees (some bargaining units do not participate). The purpose of the plan is to offer employees who participate a way to purchase our common stock on terms better than those available to a typical investor. Participants are eligible to participate on the first day of the month following three months of service and can contribute (on an after tax basis) up to 20% of base pay to this plan per pay period. After one year of service the Company will match 25% of the first 10% of base pay contributed. The plan provides for 100% immediate vesting.

Retirement Savings Plan. The Retirement Savings Plan is a qualified benefit plan (401(k)) available to all NEOs and to most employees (some bargaining units do not participate). The plan allows employees who participate to save money for retirement while deferring income taxes on the amount saved and any earnings on those amounts until the funds are withdrawn. Participants are eligible to participate on the first day of the month following three months of service and can contribute from 2% to 60% of base pay to this plan per pay period, subject to IRS annual limits on contributions and compensation. After one year of service the Company will match 100% of the first 3% of base pay contributed, plus 50% of the next 2% contributed. This plan provides for 100% immediate vesting.

Executive Savings Plan. The Executive Savings Plan is a nonqualified deferred compensation plan available to the NEOs and other highly compensated employees of the Company. The plan is available for those who wish to defer additional dollars over and above the IRS limits for qualified plans. After reaching the annual IRS limits in the Retirement Savings Plan, participants can begin deferring up to 100% of base pay into this plan. Participants can also defer up to 100% of annual bonus to this plan. All deferrals and payout elections to this plan must be elected by December of the year prior to the deferral year. This plan provides Company matching contributions in the same manner and amount as the Retirement Savings Plan. Participants in the plan have the option to invest deferred monies in an account accruing interest at the prime lending rate plus 2%. This plan provides for 100% immediate vesting. Additional information on the Executive Savings Plan can be found following the table titled “Nonqualified Deferred Compensation for Fiscal Year 2008” in this Proxy Statement.

Executive Long-Term Disability Plan. Certain officers and managers of the Company or any subsidiary or affiliate who are party to a written employment contract (including the NEOs) participate in the Executive Long-Term Disability Plan. This plan replaces (tax free) up to 60% of “insured earnings” to a maximum benefit of $25,000 per month. “Insured Earnings” includes salary, annual bonus and a portion of the current estimated value of restricted stock and stock options. The value of the premiums paid by the Company, plus estimated income taxes thereon, are included in the participant’s taxable income.

Perquisites

Pursuant to the employment contracts with the NEOs, we provide certain perquisites that the Compensation Committee believes are reasonable and consistent with our overall compensation program. The Company pays any taxes owed by the NEOs on certain of these perquisites. The value of these perquisites and the estimated income taxes thereon are imputed as income to the executive. The Compensation Committee believes that these personal benefits provide executives with benefits comparable to those they would receive at other companies within our peer groups and are necessary for us to remain competitive in the marketplace. The Compensation Committee reviews the perquisites on a periodic basis, to ensure that they are appropriate in light of the Company’s total compensation program and market practice.

For the last completed fiscal year, we provided the following personal benefits to the listed NEOs:

•	Use of Company-owned aircraft (Bond and use for other NEOs when approved by the Chief Executive Officer)

•	Automobile allowance (Bond)

•	Country club membership dues (Bond)

•	Life insurance policy (All NEOs)

•	Reimbursement for tax and estate planning advice (Bond)

•	Personal cellular phones (All NEOs)

•	Event tickets (All NEOs)

•	Relocation expenses (Available to all NEOs)

•	Executive Medical Reimbursement Plan (All NEOs)

•	Executive Long-Term Disability Plan (All NEOs)

The attributed cost of the perquisites described above for the NEOs for the fiscal year ended September 27, 2008 is described in the “All Other Compensation” column of the “Summary Compensation Table for Fiscal Years 2008 and 2007” in this Proxy Statement.

Employment Contracts

The Company enters into employment contracts with its officers, including the NEOs. In addition to standard provisions regarding non-competition, confidentiality and benefits, these contracts provide for a minimum base salary for each executive officer. A summary description of these contracts is provided below.

Mr. Richard L. Bond. On December 19, 2006, the Company and Mr. Bond entered into a Second Amended and Restated Employment Agreement relating to Mr. Bond’s service as President and Chief Executive Officer. The term of Mr. Bond’s employment under this contract will terminate on December 31, 2009, unless terminated or mutually extended prior to such date. Pursuant to his employment contract, Mr. Bond is entitled to receive a minimum base salary of $1,220,000 per annum and annual option grants of 500,000 shares of Class A Common Stock on the date that option grants are awarded generally to other employees of the Company in each of the Company’s 2008 and 2009 fiscal years. In addition, Mr. Bond is eligible to receive cash bonuses under the Company’s Earnings-Based Bonus Plan or Executive Incentive Plan for each fiscal year during the term of his employment. Mr. Bond is also eligible to receive certain perquisites, as described above. In addition, the Company has agreed to reimburse Mr. Bond for any and all income tax liability incurred by Mr. Bond in connection with certain of these perquisites. Mr. Bond’s employment contract provides for a one-year non-compete obligation from Mr. Bond following the termination of employment with the Company.

Mr. Bond’s employment contract will terminate on December 31, 2009 unless the Company and Mr. Bond mutually agree otherwise. Mr. Bond has agreed that upon his retirement as an executive officer with the Company he will provide advisory services to the Company under the terms and conditions contained in a senior executive employment contract for a period of 10 years. As compensation for the advisory services provided to the Company under the senior executive employment contract, Mr. Bond will receive for each of the first five years an annual amount equal to 60% of his base salary at the time of his retirement and, for the next five years, Mr. Bond will receive an annual amount equal to 30% of his base salary at the time of his retirement. Also, during the term of the senior executive employment contract, (i) Mr. Bond and his spouse will receive health insurance available to Mr. Bond at the time of his retirement, (ii) all stock options held by Mr. Bond at the time of his retirement will continue in effect until they are exercised or terminated, and (iii) Mr. Bond will be entitled to perquisites similar to those under the employment contract (except that use of the Company aircraft will only be available during the first five years).

Mr. Wade D. Miquelon. Mr. Miquelon resigned his position as Executive Vice President and Chief Financial Officer of the Company on May 12, 2008. Mr. Miquelon remained an employee of the Company until June 14, 2008 to complete certain strategic objectives and to assist with the transition process. At the time of his resignation, the Company entered into the Separation Agreement with Mr. Miquelon pursuant to which, among other things: (i) the Company paid Mr. Miquelon $5,000, less all legally required deductions, on or about May 20, 2008; (ii) Mr. Miquelon worked for the Company through June 14, 2008 and during such period the Company continued to provide Mr. Miquelon with his then-current salary and benefits; (iii) once the Separation Agreement and General Release was executed by Mr. Miquelon, the Company paid Mr. Miquelon $500,000, less all legally required deductions; and (iv) all performance stock awards, stock option awards and restricted stock awards previously granted to Mr. Miquelon were forfeited and cancelled as of June 14, 2008. In addition, Mr. Miquelon agreed to continue to be bound to the restrictions imposed upon him pursuant to his employment contract with respect to (a) the disclosure of confidential information and trade secrets; (b) non-solicitation; and (c) non-competition and the related enforcement provisions under such employment agreement. Pursuant to the Separation Agreement and General Release, Mr. Miquelon released and waived any claims that he might have against the Company and certain parties.

Other Executive Officers. In addition to Mr. Bond’s employment contract described above, we also have employment contracts with our other executive officers, including Messrs. Leatherby, Lochner, Leonard and Smith. Each contract has a term of five years and provides for a one year non-compete obligation from the executive officer following the termination of employment with the Company. The contracts provide for, among other things, a minimum base salary and participation in Company employee benefit plans including, specifically, stock options, restricted stock and performance stock as an incentive to an officer’s long term commitment to the Company and the willingness to agree to a one-year non-compete obligation.

The promotional employment contract for Mr. Leatherby became effective on June 6, 2008 and provided for, among other things, a grant of 40,000 options on each grant date specified by the Company for the grant of options to employees generally that occurs during the term of his contract, a one-time award of 41,399 shares of restricted stock and an award of performance stock having a maximum aggregate value of $225,000 on the first business day of each of the Company’s 2009, 2010, 2011, 2012 and 2013 fiscal years.

The promotional employment contract for Mr. Lochner became effective on October 3, 2005 and provided for, among other things, a grant of 50,000 options on each grant date specified by the Company for the grant of options to employees generally that occurs during the term of his contract, a one-time award of 18,060 shares of restricted stock and an award of performance stock having a maximum aggregate value of $450,000 on the first business day of each of the Company’s 2006, 2007 and 2008 fiscal years.

The promotional employment contract for Mr. Leonard became effective on November 16, 2006 and provided for among other things, a grant of 40,000 options on each grant date specified by the Company for the grant of options to employees generally that occurs during the term of this contract, a one-time award of 31,387 shares of restricted stock and an award of performance stock having a maximum aggregate value of $375,000 on (i) November 16, 2006 and (ii) the first business day of each of the Company’s 2008 and 2009 fiscal years.

The promotional employment contract for Mr. Smith became effective on May 24, 2007 and provided for, among other things, a grant of 40,000 options on each grant date specified by the Company for the grant of options to employees generally that occurs during the term of his contract, a one-time award of 16,551 shares of restricted stock and an award of performance stock having a maximum aggregate value of $375,000 on the first business day of each of the Company’s 2008, 2009 and 2010 fiscal years.

Each of the four officers listed above were promoted into their respective positions from existing positions within the Company. The amount of restricted stock each officer received as a result of his promotion varies based on the officer band level to which he was promoted and the amount of overlap between prior unvested grants under the previous contract and the grant under the promotional contract. The annual amount of performance stock for Messrs. Lochner, Leonard and Smith was based on receiving a grant only in the first three years of their respective contracts. In fiscal year 2008, the Compensation Committee determined performance stock should be issued in each year of the contract instead of just the initial three years to provide incentive to the NEO in each year. The total dollar amount of performance stock for each band level to be granted over the life of the contract remained the same; however, the amount is now allocated over five annual grants instead of three. The minimum base salary for Mr. Leatherby is $450,000 per year, for Mr. Lochner is $515,000 per year, for Mr. Leonard is $425,000 per year and for Mr. Smith is $432,000 per year, each of which are subject to increase by the Chief Executive Officer each year. In addition, the officer is eligible to receive cash bonuses under the Company’s cash bonus plans. While the contracts terminate by their terms after five years, the NEO has the right to terminate it, subject to the non-compete obligation, at any time upon ninety days’ notice and the Company has the right to terminate the contract at any time upon written notice subject to the obligation to continue to pay base salary for a period specified in the contract and subject to provisions relating to the early vesting of equity-based compensation upon such termination.

Certain Benefits Upon a Change in Control

Termination following a Change in Control. Each employment contract entered into between the Company and our NEOs contains certain benefits payable to the officer if the officer’s employment is terminated without cause and following a change in control of the Company. The Compensation Committee believes these benefits are an important part of the total executive compensation program because they protect the Company’s interest in the continuity and stability of the executive group. The Compensation Committee also believes that the change in control benefits are necessary to retain and attract highly qualified executives and help to keep them focused on minimizing interruptions in business operations by reducing any concerns they may have of being terminated prematurely and without cause during any ownership transition.

Impact of Change in Control on SERP. No later than 30 days after a change in control of the Company a grantor trust will be created under the Company’s SERP and will be funded with the present value of the higher of (i) the minimum defined benefit, or (ii) all accrued benefits for each participant under the SERP. Participants will vest in a benefit equal to the amount calculated under the general provisions of the SERP as of the effective date of the change in control, but without regard to any age or service requirements, if following the change in control the SERP is terminated in a manner that adversely affects a participant or a participant experiences a termination of employment (other than a voluntary resignation without good reason or an involuntary termination for cause). For this purpose, “good reason” means: (i) a substantial adverse change in position, duties, title or responsibilities; (ii) any material reduction in base salary or annual bonus opportunity or benefit plan coverages; (iii) any relocation required by the Company to an office or location more than 25 miles from the current location; or (iv) failure by a successor to assume the plan. Payment of the amount calculated as of the effective date of the change in control would begin following termination of employment, regardless of age, on an actuarially adjusted basis.

Executive Life Insurance Program. Following a change in control of the Company, the Company will continue to pay the annual life insurance premiums (plus a tax gross-up based on the withholding rates for supplemental wages) under the Executive Life Insurance Program for active participants on the date of the change in control up to the earlier of termination of employment or age 62.

Severance and change in control information is more particularly described in the sections titled “Potential Payments Upon Termination” and “Potential Payments Upon a Change in Control” in this Proxy Statement.

Tax and Accounting Considerations

Limits on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally prevents public corporations from deducting as a business expense that portion of compensation paid to NEOs that exceeds $1,000,000 unless it qualifies as “performance-based compensation” under Section 162(m). The goal of the Compensation Committee is to comply with the requirements of Section 162(m), to the extent possible, to avoid losing this deduction. However, the Compensation Committee may elect to provide compensation outside those requirements when necessary to achieve its compensation objectives. For this and other reasons, the Compensation Committee will not necessarily limit executive compensation to the amount deductible under Internal Revenue Code Section 162(m). Mr. Bond’s compensation during fiscal year 2008 includes $867,058 which is not expected to qualify for deduction. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. Compensation paid under the Company’s Executive Incentive Plan is deductible under Section 162(m). The Executive Incentive Plan serves two purposes: (1) to reward executive officers for the achievement by the Company of certain Adjusted EBIT goals and (2) to allow the Company to maximize the Company’s ability to deduct performance-based compensation paid to executive officers under other performance-based plans to which Section 162(m) is not applicable. For fiscal year 2008, Mr. Bond was not paid a bonus under the Executive Incentive Plan.

Compensation Expense. Effective for fiscal year 2006, the Company began accounting for equity-based awards in accordance with the requirements of FASB Statement 123(R), by which the Company recognizes compensation expense of a stock option award to an employee based on the fair value of the award on the grant date. Compensation expense of restricted stock and restricted stock unit awards to an employee is based on the stock price at grant date, and deferred cash awards are based on the amount of the award. The compensation expense for stock options, restricted stock, restricted stock units and deferred cash is recognized over the vesting period.

Stock Ownership Program

In December 2004, the Company adopted stock ownership and holding requirements that require senior officers to maintain a minimum equity stake in the Company. The requirements were put into place to strengthen the alignment between the interest of the Company’s senior officers and the interests of its shareholders.

The Company’s band structure sets forth the minimum amount of shares of Company stock an officer must own if designated at or above the fifth band level. These ownership requirements are reviewed and modified, if necessary, by the Company at the beginning of the fiscal year of every even numbered fiscal year or after a significant increase or decrease in the share price. Each person subject to the requirements has five years from the effective date of their current employment contract to achieve these levels of ownership. The levels are set at a dollar amount for each band level and then converted into a set number of shares. The conversion of shares from dollars will be established based on the officer’s most recent employment contract. The conversion of shares from the dollar amount will be based on the closing price of the Company’s stock determined from the contract. Officers that are promoted into new bands will be assigned the appropriate ownership levels based on the new contract and will have five years from the date of their new contract to comply with their new ownership requirements.

If an officer does not comply with the requirements within the stated time period then the officer will not be allowed to sell Company stock; however, such officer (i) may exercise stock options using a “cashless exercise” (which in effect involves the sale of Company stock) but will be required to hold all “net profit” shares from the exercise and (ii) may sell shares to pay taxes upon the vesting of restricted shares. The Company has the right to modify the established equity compensation grant guidelines and withhold future grants based on an officer’s non-compliance with the ownership policy.

For purposes of this program, a share of Company stock will be considered owned by an officer if it is granted as a restricted share under an employment contract or owned outright by the officer, the officer’s spouse or child, or in a trust established by the officer or as part of an employee benefit program, including the Employee Stock Purchase Plan. Unexercised stock options and performance shares do not count toward stock ownership requirements.

REPORT OF THE COMPENSATION COMMITTEE

We, the Compensation Committee of the Board of Directors of Tyson Foods, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in Tyson Foods, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 27, 2008.

Compensation Committee of the Board of

Directors

Kevin M. McNamara, Chairman

Lloyd V. Hackley

Brad T. Sauer

Albert C. Zapanta

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Years 2008 and 2007

The table below provides summary information concerning cash and certain other compensation we paid to or accrued for our NEOs during fiscal years 2008 and 2007.

Name and Principal Position	Year	Salary($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total($)
Richard L. Bond,	2008	$1,251,204	$0	$1,728,200	$3,114,002	$0	$852,908	$916,603	$7,862,917
Director, President and Chief Executive Officer	2007	$1,198,462	$0	$3,435,550	$2,464,941	$1,743,320	$237,066	$740,486	$9,819,825
Dennis Leatherby,	2008	$377,358	$66,000	$125,902	$44,438	$0	$49,736	$68,966	$732,400
Executive Vice President and Chief Financial Officer	2007	$339,269	$0	$71,923	$38,973	$96,400	$35,211	$53,751	$635,527
James V. Lochner,	2008	$583,673	$92,666	$330,298	$243,022	$0	$237,306	$167,445	$1,654,410
Sr.Group Vice President, Fresh Meats and Margin Optimization	2007	$562,058	$0	$306,064	$193,385	$295,000	$202,059	$95,751	$1,654,317
Bernard Leonard,	2008	$439,615	$65,000	$256,705	$122,022	$0	$131,666	$104,823	$1,119,831
Group Vice President, Food Service	2007	$407,638	$0	$194,042	$78,880	$197,000	$73,847	$91,901	$1,043,308
Donnie Smith,	2008	$445,154	$65,000	$251,347	$98,141	$0	$70,186	$82,499	$1,012,327
Group Vice President, Consumer Products	2007	$428,231	$0	$147,594	$58,159	$188,000	$39,402	$68,171	$929,557
Wade D. Miquelon,	2008	$515,577	$0	$(279,960)	$(51,802)	$0	$0	$599,878	$783,693
Former Executive Vice President and Chief Financial Officer	2007	$619,615	$0	$279,960	$51,802	$320,000	$20,578	$50,173	$1,342,128

(1)	As further described in the subsection titled “Elements of Compensation—Annual Cash Bonuses” under the “Compensation Discussion and Analysis” section of this Proxy Statement, the amounts reflected in this column are cash bonuses paid to NEOs pursuant to the Goal-Based Bonus Plan. Mr. Bond was not eligible to receive any awards pursuant to the Goal-Based Bonus Plan.
(2)	The amounts in these columns represent the compensation expense we recognized for financial statement reporting purposes in accordance with FAS 123R during fiscal year 2008 and fiscal year 2007 related to awards granted to the NEOs, disregarding service-based vesting conditions. The Company has determined the fair value of these awards based on the assumptions set forth in Note 12 to our fiscal year 2008 audited financial statements. All awarded stock options vest in annual increments beginning on the second anniversary of the date of the award and become fully vested after five years. The amounts in these columns include expenses for portions of awards made in years prior to and during fiscal year 2008 and fiscal year 2007. For Mr. Miquelon, the fiscal year 2008 amounts reflect the reversal of 2007 stock award and option award compensation expense as a result of the termination of awards pursuant to the terms of his Separation Agreement with the Company.

(3)	Because no bonuses were paid for fiscal 2008 under the Company’s performance-based incentive plans in connection with the achievement of predetermined performance criteria, the amounts reflected in this column represent only cash bonuses paid to NEOs for fiscal 2007 pursuant to such plans. A portion of Mr. Bond’s bonus for fiscal 2007 was paid pursuant to the Executive Incentive Plan, as described in the subsection titled “Elements of Compensation” of the “Compensation Discussion and Analysis” section in this Proxy Statement. A portion of Messrs. Leatherby, Lochner, Leonard, Smith and Miquelon’s cash incentive awards for fiscal 2007 were paid pursuant to the Earnings-Based Bonus Plan, also as described above. The remainder of each NEO’s fiscal 2007 cash bonus was paid pursuant to the Company’s Cost Management Incentive Plan which was established by the Compensation Committee for fiscal 2007 as an incentive to motivate executives towards the achievement of certain cost savings goals.
(4)	The amount reflected in this column for each of the following individuals includes above market earnings fiscal years 2008 and 2007, respectively, on nonqualified deferred compensation as follows: Mr. Bond - $94,175 (2008) and $42,508 (2007), Mr. Leatherby - $4,646 and $3,365, Mr. Lochner - $79,989 and $123,195, Mr. Leonard - $22,750 and $28,883, Mr. Smith - $1,747 and $1,481, and Mr. Miquelon - $0 and $0. The amount reflected in this column for each of the following individuals also includes the change in pension values for fiscal years 2008 and 2007, respectively, as follows: Mr. Bond - $758,733 (2008) and $194,558 (2007), Mr. Leatherby - $45,090 and $31,846, Mr. Lochner - $157,317 and $78,864, Mr. Leonard - $108,916 and $44,964, Mr. Smith - $68,439 and $37,921, and Mr. Miquelon - $0 and $20,578. For the assumptions used to determine the change in the pension value, see the table titled “SERP Assumptions” in this Proxy Statement.
(5)	The amounts in this column represent the sum of all other compensation and perquisites received by the NEOs in fiscal years 2008 and 2007 as follows:

Name	Year	Reimbursement of Taxes	Executive Life Insurance	Matching Contribution under the Company’s Employee Stock Purchase Plan	Company Contribution to the Executive Savings Plan	Perquisites		Other
Richard L. Bond	2008	$184,618	$85,435	$31,280	$106,696	$499,374	(a)
	2007	$202,884	$85,435	$22,289	$38,938	$381,940	(b)

Dennis Leatherby	2008	$10,839	$20,064	*	*	*
	2007	$8,872	$17,651	*	*	*
James V. Lochner	2008	$35,815	$33,094	$13,133	$24,132	$52,071	(c)
	2007	$21,046	$33,094	*	$13,482	*
Bernard Leonard	2008	$27,235	$40,258	*	$15,880	*
	2007	$24,875	$43,613	*	*	*
Donnie Smith	2008	$14,473	$27,295	*	$14,742	*
	2007	$13,719	$27,295	*	*	*
Wade D. Miquelon	2008	$17,435	$24,650	*	$30,392	*		$505,000	(d)
	2007	$13,016	$24,650	*	*	*

*	Indicates value less than $10,000.
(a)	For Mr. Bond, the fiscal year 2008 amount includes, in part, $458,069 for personal use of Company-owned aircraft. The Company also provided or made available the following personal benefits to Mr. Bond: automobile allowance, country club dues, use of Company-owned entertainment assets, premiums paid for a medical reimbursement plan and a long-term disability plan, and a department store gift card.
(b)	For Mr. Bond, the fiscal year 2007 amount includes, in part, $341,205 for personal use of the Company-owned aircraft. The Company also provided or made available the following personal benefits to Mr. Bond: automobile allowance, country club dues, use of Company-owned entertainment assets, premiums paid for a medical reimbursement plan and a long-term disability plan, and reimbursement for tax and estate planning advice.

(c)	For Mr. Lochner, the fiscal year 2008 amount includes, in part, $28,600 for relocation expenses. The Company also provided or made available the following personal benefits to Mr. Lochner: personal use of the Company-owned aircraft, premiums paid for a medical reimbursement plan and a long-term disability plan, and a department store gift card.
(d)	Mr. Miquelon resigned his position as Executive Vice President and Chief Financial Officer with the Company on May 12, 2008. Pursuant to the Separation Agreement Mr. Miquelon executed at the time of his resignation, Mr. Miquelon received separate payments of $5,000 and $500,000, less all legally required deductions.

The values expressed for personal use of Company-owned aircraft were based on the aggregate incremental cost to the Company using a method that accounts for fuel, maintenance, landing fees, other associated travel costs and charter fees. Mr. Bond’s use of the Company-owned aircraft must be reasonable. All executives’ personal use of Company-owned aircraft must comply with the Company’s then existing aircraft policy and must not interfere with the Company’s use of the Company-owned aircraft.

The values of all perquisites are based on the incremental aggregate cost to the Company and are individually quantified only if they exceed the greater of $25,000 or 10% of the total amount of perquisites for such NEO.

The amounts in this column also include Company contributions under the Company’s Retirement Savings Plan and premiums paid by the Company for a long-term disability insurance policy for each NEO; however, the amounts for these benefits are less than $10,000 for each and are therefore not quantified herein.

Grants of Plan Based Awards During Fiscal Year 2008

The table below provides information on stock options, restricted stock, restricted stock units and equity and cash-based performance awards granted to each of the Company’s NEOs during the fiscal year ended September 27, 2008.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date	Thres- hold ($)	Target ($)		Maxi- mum ($)		Thres- hold (#)	Target (#)	Maxi- mum (#)
Richard L. Bond	11/16/07	11/15/07											500,000	$15.06	$2,610,000
	9/30/07	9/30/07		$6,400,000	(5)	$10,000,000	(5)
Dennis Leatherby	6/6/08	6/6/08									41,399	(7)			$669,836
	11/16/07	11/15/07											8,000	$15.06	$41,760
	9/30/07	9/30/07		$290,635	(6)
James V. Lochner	11/16/07	11/15/07											50,000	$15.06	$261,000
	10/1/07	8/2/07						8,403	16,806	25,210
	9/30/07	9/30/07		$649,000	(6)
Bernard Leonard	11/16/07	11/15/07											40,000	$15.06	$208,800
	10/1/07	8/2/07						7,002	14,005	21,008
	9/30/07	9/30/07		$445,000	(6)
Donnie Smith	11/16/07	11/15/07											40,000	$15.06	$208,800
	10/1/07	8/2/07						7,002	14,005	21,008
	9/30/07	9/30/07		$450,000	(6)
Wade D. Miquelon	11/16/07	11/15/07											50,000	$15.06	$261,000
	10/1/07	8/2/07						8,403	16,806	25,210
	9/30/07	9/30/07		$645,000	(6)

(1)	The amounts in these columns represent the threshold, target and maximum amount of performance shares which would be awarded upon the achievement of specified performance criteria. For a more detailed discussion on performance shares, see the section titled “Compensation Discussion and Analysis” in this Proxy Statement.
(2)	NEOs, as well as all other recipients of restricted stock awards, are entitled to dividends on restricted stock. During the restricted period, dividends paid on the restricted stock are used to purchase additional shares of restricted stock pursuant to the provisions of the restricted stock award. These additional shares are then credited to the NEO’s account and are received when and if the award vests.
(3)	The stock options are nonqualified stock options and expire on November 16, 2017, except to the extent indicated otherwise.
(4)	Pursuant to the terms of the Tyson Foods, Inc. 2000 Stock Incentive Plan, the exercise price represents the closing price of our stock on the grant date.
(5)	These awards represent the target and maximum amounts payable for performance in fiscal year 2008 under the Company’s Executive Incentive Plan. Only Mr. Bond participated in this plan in fiscal year 2008 and he did not receive any payment thereunder. For more detailed information on the Executive Incentive Plan and potential payments thereunder, see the discussion and table in the section titled “Compensation Discussion and Analysis” in this Proxy Statement.
(6)	These awards represent the potential payments under the Company’s Earnings-Based Bonus Plan for performance in fiscal year 2008. No NEO received a payment under the Earnings-Based Bonus Plan for fiscal year 2008. For more detailed information on the Earnings-Based Bonus Plan and potential payments thereunder, see the discussion and tables in the section titled “Compensation Discussion and Analysis” in this Proxy Statement.
(7)	This represents an award of restricted stock consistent with the Company’s practice of awarding restricted stock when an executive executes an employment contract. 4,754 shares vest on October 4, 2009 and 36,645 shares vest on June 6, 2013.

Description of Plan Based Awards

Each of the equity awards reported in the “Grants of Plan Based Awards During Fiscal Year 2008” table was granted under the Company’s 2000 Stock Incentive Plan. The non-equity awards were granted under the Company’s various cash incentive plans, including the Earnings-Based Bonus Plan, Executive Incentive Plan and the Goal-Based Bonus Plan. Material terms of these plans and more information on plan-based and incentive awards are described in the subsection titled “Elements of Compensation” under the “Compensation Discussion and Analysis” section of this Proxy Statement.

Outstanding Equity Awards at 2008 Fiscal Year-End

The table below provides information on the stock options, restricted stock, restricted stock units and performance share awards held by each of the Company’s NEOs as of September 27, 2008.

Name	Option Awards							Stock Awards
	Grant Date or Performance Period	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Richard L. Bond(1)	10/8/2001	60,000	0			$9.75	10/8/2011
	9/30/2002	60,000	0			$11.63	9/30/2012
	7/29/2003	280,000	0			$11.23	7/29/2013
	9/19/2003	280,000	0			$13.33	9/19/2013
	9/29/2004	168,000	112,000	(2)		$15.96	9/29/2014
	11/16/2005	112,000	168,000	(3)		$16.35	11/16/2015
	11/17/2006	0	500,000	(4)		$15.37	11/17/2016
	11/17/2006	0	500,000	(5)		$15.37	11/17/2016
	12/19/2006							381,538	(6)	$4,841,717
	11/16/2007	0	500,000	(7)		$15.06	11/16/2017
Dennis Leatherby	3/29/2001	20,000	0			$11.50	3/29/2011
	10/15/2001	6,000	0			$9.32	10/15/2011
	10/10/2002	6,000	0			$9.64	10/10/2012
	9/19/2003	6,000	0			$13.33	9/19/2013
	9/29/2004	4,800	3,200	(2)		$15.96	9/29/2014
	11/12/2004							21,510	(8)	$272,962
	11/16/2005	3,200	4,800	(3)		$16.35	11/16/2015
	11/17/2006	0	8,000	(4)		$15.37	11/17/2016
	11/16/2007	0	8,000	(7)		$15.06	11/16/2017
	6/6/2008							36,757	(9)	$466,446
	6/6/2008							4,768	(8)	$60,506
James V. Lochner	2/1/2000	20,000	0			$6.19	1/31/2010
	7/2/2001	7,992	0			$10.60	7/1/2011
	10/15/2001	15,000	0			$9.32	10/15/2011
	10/10/2002	15,000	0			$9.64	10/10/2012
	9/19/2003	15,000	0			$13.33	9/19/2013
	9/29/2004	24,000	16,000	(2)		$15.96	9/29/2014
	10/4/2004							52,015	(8)	$660,070
	10/3/2005							11,537	(10)	$146,405
	10/3/2005							7,082	(8)	$89,871
	10/3/2005										8,310	(11)	$105,454
	11/16/2005	20,000	30,000	(3)		$16.35	11/16/2015
	10/2/2006										9,445	(12)	$119,857
	11/17/2006	0	50,000	(4)		$15.37	11/17/2016
	10/1/2007										8,403	(13)	$106,634
	11/16/2007	0	50,000	(7)		$15.06	11/16/2017

Name	Option Awards							Stock Awards
	Grant Date or Performance Period	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Bernard Leonard	10/15/2001	6,960	0			$9.32	10/15/2011
	10/10/2002	6,960	0			$9.64	10/10/2012
	9/19/2003	6,960	0			$13.33	9/19/2013
	9/29/2004	6,000	4,000	(2)		$15.96	9/29/2014
	10/4/2004							25,421	(8)	$322,592
	11/16/2005	4,000	6,000	(3)		$16.35	11/16/2015
	11/16/2006							8,045	(8)	$102,091
	11/16/2006							23,966	(14)	$304,129
	11/16/2006										7,871	(12)	$99,883
	11/17/2006	0	40,000	(4)		$15.37	11/17/2016
	10/1/2007										7,002	(13)	$88,855
	11/16/2007	0	40,000	(7)		$15.06	11/16/2017

Donnie Smith	10/10/2002	1,392	0			$9.64	10/10/2012
	9/19/2003	2,784	0			$13.33	9/19/2013
	9/29/2004	2,000	4,000	(2)		$15.96	9/29/2014
	10/4/2004							25,421	(8)	$322,592
	11/16/2005	4,000	6,000	(3)		$16.35	11/16/2015
	1/9/2006							1,200	(8)	$15,228
	1/9/2006							8,964	(15)	$113,753
	1/9/2006										2,770	(11)	$35,151
	10/2/2006										3,148	(12)	$39,948
	11/17/2006	0	20,000	(4)		$15.37	11/17/2016
	5/24/2007							6,505	(15)	$82,548
	5/24/2007							10,299	(16)	$130,694
	10/1/2007										7,002	(13)	$88,855
	11/16/2007	0	40,000	(7)		$15.06	11/16/2017
Wade D. Miquelon		0	0					0		$0	0		$0

Some of the footnotes below are applicable to more than one of the NEOs listed above

(1)	Amounts in this table do not reflect 846,563.7699 restricted stock units held by Mr. Bond which vested on February 12, 2008. The Company will issue to Mr. Bond one share of common stock for each of these restricted stock units on the earlier of the following dates: (i) the first business day of the fiscal year beginning after the date on which Mr. Bond separates from service with the Company, within the meaning of Section 409A of the Internal Revenue Code, and (ii) the 60th day following a “change of control” of the Company (as defined in Mr. Bond’s employment agreement) if such event is a “change of control event” within the meaning of Section 409A.
(2)	50% of these options vested and became exercisable on September 29, 2008. The remaining 50% of these options vest and become exercisable on September 29, 2009.
(3)	One-third of these options vested and became exercisable on November 16, 2008. The remaining options vest and become exercisable in equal installments on November 16, 2009 and 2010.
(4)	40% of these options vested and became exercisable on November 17, 2008. The remaining options vest and become exercisable in equal installments on November 17, 2009, 2010 and 2011.
(5)	These options will vest on December 31, 2009 if the Company’s fiscal year 2009 earnings, based on adjusted operating earnings, are at least $1.34 per share.
(6)	These shares vest and the restrictions lapse on October 4, 2010.
(7)	40% of these options vest and become exercisable on November 16, 2009. The remaining options vest and become exercisable in equal installments on November 16, 2010, 2011 and 2012.
(8)	These shares vest and the restrictions lapse on October 4, 2009.

(9)	These shares vest and the restrictions lapse on June 6, 2013.
(10)	These shares vest and the restrictions lapse on October 3, 2010.
(11)	This represents an award of performance shares that would have vested on the second business day following the Company’s release of its earnings for the end of fiscal year 2008 had the applicable performance criteria been satisfied. The applicable performance criteria were not satisfied and the shares did not vest.
(12)	This represents an award of performance shares that vests on the second business day following the Company’s release of its earnings for the end of fiscal year 2009 subject to the satisfaction of the applicable performance criteria.
(13)	This represents an award of performance shares that vests on the second business day following the last day of fiscal year 2010 subject to the satisfaction of the applicable performance criteria.
(14)	These shares vest and the restrictions lapse on November 16, 2011.
(15)	These shares vest and the restrictions lapse on January 9, 2011.
(16)	These shares vest and the restrictions lapse on May 24, 2012.

Option Exercises and Stock Vested During Fiscal Year 2008

The table below sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during fiscal year 2008 by each of the NEOs.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)
Richard L. Bond	0	0		0	0
Dennis Leatherby	0	0		0	0
James V. Lochner	6,552	$36,495	(2)	0	0
Bernard Leonard	20,000	$96,000		0	0
Donnie Smith	0	0		0	0
Wade D. Miquelon	0	0		0	0

(1)	This amount is determined by (a) for each separate exercise, multiplying the number of shares acquired on exercise by the difference between the market price of the Company’s stock at the time of exercise and the option exercise price, and (b) adding the product of all exercises.
(2)	Mr. Lochner retained the shares received on exercise. For the value realized on such shares, the Company has reported the product of the number of shares exercised times the difference between the closing price of Class A Common Stock on the date of exercise and the option exercise price.

Pension Benefits for Fiscal Year 2008

The table below provides information concerning retirement plan benefits for each of our NEOs under the SERP. For additional information regarding other benefits provided upon retirement of the NEOs, please refer to the section titled “Potential Payments Upon Termination” in this Proxy Statement.

Name	Plan Name	Numbers of Years of Creditable Service(#)(1)	Present Value of Accumulated Benefit($)(2)	Payments During Last Fiscal Year($)
Richard L. Bond	Tyson Foods, Inc. SERP	9.5	$2,856,454	0
Dennis Leatherby	Tyson Foods, Inc. SERP	9.5	$221,981	0
James V. Lochner	Tyson Foods, Inc. SERP	9.5	$611,957	0
Bernard Leonard	Tyson Foods, Inc. SERP	9.5	$323,593	0
Donnie Smith	Tyson Foods, Inc. SERP	9.5	$284,960	0
Wade D. Miquelon	Tyson Foods, Inc. SERP	0	$0	0

(1)	The plan considers only a limited number of years of service, as more fully described below. The NEOs’ actual years of service are as follows: Mr. Bond - 28 years, Mr. Leatherby - 18 years, Mr. Lochner - 25 years, Mr. Leonard -15 years, Mr. Smith - 27 years and Mr. Miquelon - 2 years.
(2)	The present value of these benefits is based on the assumptions we use in determining our annual pension expense, as reflected in the table titled “SERP Assumptions” in this Proxy Statement.

Supplemental Executive Retirement and Life Insurance Premium Plan

Pension benefits are offered under the SERP, which is a nonqualified deferred compensation plan providing life insurance protection during employment and a cash benefit at retirement. Contributions to the SERP are made entirely by the Company. The Company does not contribute funds to a trust for the purpose of paying benefits from the plan. This plan is also discussed in the subsection titled “Elements of Compensation—General Benefits” under the “Compensation Discussion and Analysis” section of this Proxy Statement. The Company does not sponsor a tax-qualified pension plan that covers NEOs.

The retirement benefit is a lifetime annuity and the primary formula for determining such benefit is equal to one percent of a participant’s final average annual compensation multiplied by his or her years of creditable service. Compensation includes cash compensation (salary plus non-equity incentive plan compensation) disclosed in the “Summary Compensation Table for Fiscal Years 2008 and 2007” in this Proxy Statement, except it is determined on a calendar year basis. The final average annual compensation is the average of the last five completed calendar years’ cash compensation of a participant’s career. Officers prior to 2002 receive an additional one percent of their final five year average annual compensation multiplied by their final five years of creditable service. Payments are also based, in part, on an NEO’s years of creditable service, considering completed years and whole months. The normal retirement age under the SERP is 62, but participants may receive a benefit prior thereto, or in certain cases forfeit benefits, as further explained in the subsection titled “Elements of Compensation—General Benefits” under the “Compensation Discussion and Analysis” section of this Proxy Statement.

The present value of accumulated benefits was computed based on the assumptions in the following table, which we used in our year-end pension footnote disclosures in our audited financial statements for fiscal year 2008.

SERP Assumptions

Assumptions as of	September 29, 2007	September 27, 2008
Discount Rate	6.25%	6.50%
Mortality Table for Annuities	RP-2000	RP-2000 Scale AA(2008)

The following table shows the estimated annual single life annuity payable from the plan upon retirement at age 62, based on the specific compensation and years of service classifications indicated below.

SERP Estimate

Average Compensation	Years of Service
	15	20	25	30	35
$500,000	$75,000	$100,000	$125,000	$150,000	$175,000
$750,000	$112,500	$150,000	$187,500	$225,000	$262,500
$1,000,000	$150,000	$200,000	$250,000	$300,000	$350,000
$1,500,000	$225,000	$300,000	$375,000	$450,000	$525,000
$2,000,000	$300,000	$400,000	$500,000	$600,000	$700,000
$3,000,000	$450,000	$600,000	$750,000	$900,000	$1,050,000
$5,000,000	$750,000	$1,000,000	$1,250,000	$1,500,000	$1,750,000

Nonqualified Deferred Compensation for Fiscal Year 2008

The table below provides information on benefits available to the NEOs for fiscal year 2008 under the Company’s Executive Savings Plan and Retirement Income Plan.

Name	Plan(1)	Executive Contributions in Last Fiscal Year($)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Richard L. Bond	Executive Savings Plan	$188,004	$106,696	$90,016		$1,835,209
	Retirement Income Plan	$0	$0	$(734,506)		$4,704,113
	Total	$188,004	$106,696	$(644,490)		$6,539,322
Dennis Leatherby	Executive Savings Plan	$30,909	$8,366	$15,175		$223,298
James V. Lochner	Executive Savings Plan	$29,537	$24,132	$7,327		$123,961
	Retirement Income Plan	$0	$0	$251,196		$3,417,458
	Total	$29,537	$24,132	$258,523		$3,541,419
Bernard Leonard	Executive Savings Plan	$198,854	$15,880	$74,694		$1,107,607
Donnie Smith	Executive Savings Plan	$24,811	$14,742	$5,840		$94,230
Wade D. Miquelon	Executive Savings Plan	$33,875	$30,392	$(15,951)		$68,412

(1)	As further detailed in the narrative below, all NEOs may participate in the Company’s Executive Savings Plan. As previous executives of IBP, inc., Messrs. Bond and Lochner also have account balances in the Company’s Retirement Income Plan, a deferred compensation plan previously maintained by IBP, inc., as further described below.
(2)	Amounts in this column are included in the NEOs’ compensation reported in the “Summary Compensation Table for Fiscal Years 2008 and 2007” in this Proxy Statement.
(3)	The above-market portion of these earnings is reported in the “Summary Compensation Table for Fiscal Years 2008 and 2007” in this Proxy Statement.

Executive Savings Plan

The Company sponsors an Executive Savings Plan available to NEOs and other highly compensated employees of the Company that is intended to provide participants the opportunity to defer their salaries and bonuses in excess of the limits of the Internal Revenue Code imposed on the Company’s Retirement Savings Plan (its qualified 401(k) plan) up to 100% of their compensation. Participants must elect to defer their compensation for a year in the year prior to performing services, and deferral elections are generally irrevocable. The Executive Savings Plan also provides a matching contribution by the Company equal to 100% of the first 3% of base pay contributed, plus 50% of the next 2% contributed which is not otherwise matched under the Company’s Retirement Savings Plan. Bonus deferrals are also matched at the same rates. Participants’ accounts under the Executive Savings Plan are adjusted for investment gains or losses. Participants may elect how their accounts are invested from the investment options available under the Company’s Retirement Savings Plan plus an investment option paying the prime rate as reported in the Wall Street Journal plus two percentage points.

For amounts deferred to the Executive Savings Plan on or after January 1, 2005, and any earnings, gains or losses thereon, the following distribution rules apply. Participants must elect the time and form of their distribution prior to the year the services are performed. Participants may elect to receive distributions at termination of employment, in January of a specified calendar year as elected by the participant, or a combination of the foregoing payable on the earliest applicable date. Participants may apply for an earlier distribution on account of an unforeseen emergency, which is limited to an extraordinary and unforeseeable event. Participants may elect the form of their distributions in either a lump sum payment or annual or biannual installments payable over a period not to exceed 15 years from the later of the date the participant terminates employment or attains age 62. Changes are permitted to these elections only in accordance with limited rules of the plan. Certain key employees may be required to delay a distribution payable at termination of employment for six months as required by law. Notwithstanding a participant’s distribution election, if a participant dies prior to distribution of the account, the account will be paid to the participant’s designated beneficiary in ten annual installments or in a lump sum if the value of the account does not exceed $50,000 at the time of distribution. If a participant dies after distributions have begun to the participant, the participant’s designated beneficiary receives payment in accordance with the participant’s distribution election. For account balances prior to January 1, 2005 and earnings, gains and losses thereon, the distribution rules described in the section below titled “Retirement Income Plan” apply.

The assets of the Executive Savings Plan are subject to the claims of our creditors, including NEOs’ deferrals, and benefits are paid from the Company’s general assets. We have not established a trust to secure our obligations under the plan; however, a trust which was established to secure our obligations under the Retirement Income Plan described below may be used to satisfy our obligations under this plan once our obligations under the Retirement Income Plan are fully satisfied.

Retirement Income Plan

The Company maintains the Retirement Income Plan, which is a nonqualified deferred compensation plan originally maintained by IBP, inc. The Retirement Income Plan is currently frozen, meaning that no further contributions are permitted to be made to the plan. Prior to being frozen, certain individuals of IBP, inc. could defer their compensation to the Retirement Income Plan and receive matching contributions on their deferrals in excess of limits imposed on qualified plans under the Internal Revenue Code. Accounts under the Retirement Income Plan continue to realize gain or loss. Participants may elect how their accounts are invested from the investment options available under the Company’s Retirement Savings Plan plus an investment option paying the prime rate as reported in the Wall Street Journal plus two percentage points. The Retirement Income Plan will terminate after all distributions from the plan have been made.

A participant is eligible for a distribution from the Retirement Income Plan at termination or, if the participant elects, while in-service or on account of a hardship. In-service distributions requested by June 30 are paid in January of the year following the request. Distributions requested on account of hardship may be requested at anytime and distributed when approved by the plan’s administrative committee. Distributions are made in the form elected by the participant from a lump sum payment or annual or biannual installments payable over a period not to exceed 15 years from the later of the date the participant terminates employment or attains age 62. Notwithstanding the foregoing, a participant’s account will be distributed in a lump sum if it does not exceed $50,000 at the time of distribution. If a participant dies prior to distribution of the account, the account will be paid to the participant’s designated beneficiary in ten annual installments following the later of the year the participant dies or would have attained age 62, in a lump sum if the value of the account does not exceed $50,000 at the time of distribution or as the beneficiary elects from the distribution options available to the participant. If a participant dies after distributions have begun to the participant, the participant’s designated beneficiary receives payment in accordance with the participant’s distribution election.

The assets of the Retirement Income Plan are subject to the claims of our creditors, including NEOs’ deferrals, and benefits are paid from a trust we have established to secure our obligations under the plan.

Supplemental Executive Retirement and Life Insurance Premium Plan

The Company’s SERP is a nonqualified deferred compensation plan. Information on this plan is reported in the section titled “Pension Benefits for Fiscal Year 2008” in this Proxy Statement.

Potential Payments Upon Termination

Mr. Bond. Under Mr. Bond’s employment contract, in general, if Mr. Bond’s employment with the Company is terminated prior to expiration of the term of his employment contract by the Company (other than for “cause” or by reason of Mr. Bond’s death or permanent disability) or by Mr. Bond for “good reason,” he will receive the following items and payments: (i) a single payment in an amount equal to the sum of (x) three times his base salary for the fiscal year immediately preceding the year in which such termination occurs plus (y) three times his bonus for the fiscal year immediately preceding the year in which such termination occurs; (ii) a cash lump sum payment in respect of accrued but unused vacation days and base salary earned but not paid; (iii) any then unvested restricted stock and/or time-vesting stock option awards previously granted to him will immediately vest; and (iv) any amounts due him under the terms of any employee benefit plan or policy maintained generally for management employees as it may exist on his termination. These payments were chosen because they represent the approximate amount of compensation that would be lost if Mr. Bond’s employment were terminated.

If Mr. Bond’s employment terminates for “cause” or by Mr. Bond other than because of his death or disability or for “good reason,” he will receive only his accrued compensation and accrued and unpaid vacation. If Mr. Bond’s employment terminates as a result of his death or disability, Mr. Bond (or his estate) will (i) enter into a senior executive employment contract for a ten year term; (ii) receive a lump sum cash payment of his annual bonus prorated to the date of termination; (iii) receive full vesting of any unvested restricted stock, stock options and performance stock options (in the event of Mr. Bond’s death, all options will terminate and be paid out in accordance with a formula set forth in his contract which, assuming his death on the last day of fiscal year 2008, would be approximately $92,200); (iv) receive any earned but unpaid compensation; and (v) receive any amounts due him under the terms of any employee benefit plan or policy maintained generally for management employees as it may exist at his termination.

For purposes of Mr. Bond’s employment contract, “good reason” means any of the following without his express written consent: (x) any material breach by the Company of Mr. Bond’s employment agreement, including any material reduction by the Company of Mr. Bond’s title, duties or responsibilities (except in connection with the termination of Mr. Bond’s employment for “cause” or as a result of permanent disability, death or Mr. Bond’s termination other than for “good reason”); (y) a reduction by the Company in Mr. Bond’s base salary, other than a reduction that is part of a general salary reduction program affecting senior executives of the Company; or (z) any change by the Company of Mr. Bond’s place of employment at a location more than 50 miles from the Company’s headquarters. The term “cause” means (i) willful malfeasance, willful misconduct or gross negligence; (ii) willful and continuing refusal to perform duties provided in his employment contract or any lawful direction of our Board, after notice of any such refusal to perform such duties or direction was given to Mr. Bond and he is provided a reasonable opportunity to cure such deficiency; (iii) any material breach by Mr. Bond relating to disclosure of Company confidential information, violation of the noncompetition or nondisparagement provisions of his contract with the Company or any other material breach by Mr. Bond of his employment contract after notice of any such breach and an opportunity to cure such breach; or (iv) the conviction of any (A) felony or (B) a misdemeanor involving moral turpitude. Termination of Mr. Bond’s employment for “cause” is made by delivery to him of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the then members of the Board at a meeting of the Board called and held for the purpose (after 30 days’ prior written notice to Mr. Bond and reasonable opportunity for him to be heard before the Board prior to such vote), finding that in the reasonable judgment of the Board, Mr. Bond was guilty of conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

Mr. Bond would have been entitled to the following estimated payments and benefits from the Company if a termination occurred on September 27, 2008 under the following circumstances. In addition, Mr. Bond would be eligible for payment of his account under the Company’s qualified retirement plan, employee stock purchase plan and nonqualified plans. For a description of the benefits under these plans, see the sections titled “Compensation Discussion and Analysis,” “Pension Benefits for Fiscal Year 2008” and “Nonqualified Deferred Compensation for Fiscal Year 2008” of this Proxy Statement.

	Termination by Company Without “Cause” or by Mr. Bond for “Good Reason”		Termination by Company for “Cause”	Death or Permanent Disability
Severance	$8,889,960	(1)	$0	$5,682,150	(2)
Accrued and Unpaid Vacation	$97,131		$97,131	$97,131
Acceleration of vesting of equity-based compensation awards(3)	$4,841,717		$0	$4,841,717
Health Insurance	$17,061	(4)	$0	$436,154	(5)
Perquisites	$0		$0	$4,472,053	(6)
Total	$13,845,869		$97,131	$15,529,205

(1)	This amount represents the sum of (x) three times Mr. Bond’s fiscal year 2007 base salary and three times his fiscal year 2007 bonus (which was $1,743,320), as more fully described above.
(2)	Mr. Bond would also be eligible to receive the annual bonus described in his employment contract prorated to the date of his death or disability. For fiscal year 2008, no bonus was payable to Mr. Bond.
(3)	The amounts in this row represent the value of Mr. Bond’s unvested stock options and restricted stock that would vest on account of a termination, based on our stock price of $12.69 as of the last day of fiscal year 2008. If Mr. Bond is terminated following a change in control, his accelerated benefit from these equity awards is disclosed in the section titled “Potential Payments Upon a Change in Control” in this Proxy Statement.
(4)	This amount represents the premiums to continue Mr. Bond’s coverage under our medical reimbursement and health insurance plans for 18 months following termination.
(5)	This amount represents the estimated premiums for ten years to provide Mr. Bond and his spouse with health insurance coverage generally equivalent to that which was provided to Mr. Bond and his spouse under our medical reimbursement and health insurance plans at September 27, 2008.
(6)	This amount represents the dollar value of the perquisites Mr. Bond (or his estate) would be contractually entitled to receive figured using the dollar value of the perquisites received by him (using a four percent annual inflation factor) and life insurance premiums paid for his benefit during fiscal year 2008.

Other NEOs. In fiscal year 2006, the Compensation Committee adopted a severance program for senior officers. The terms of the new severance program are reflected in each new employment contract with senior officers executed since adoption of the new severance program. The Compensation Committee resolved that the new program should also be available to senior officers whose contracts were executed prior to such date, which includes Mr. Lochner, notwithstanding the fact that his employment contract was entered into prior to adoption of the new program.

Under the program, in the event the Company terminates the employment of Messrs. Leatherby, Lochner, Leonard or Smith prior to the expiration of their respective terms (other than for “egregious circumstances” or by reason of their death or permanent disability), the Company will continue paying the NEO’s then current base salary for a period of eighteen months. Any stock options or restricted stock awards Messrs. Leatherby, Lochner, Leonard or Smith have held for more than 60% of the vesting period will become 100% vested at the time of such termination. In addition, if on the date of termination the NEO has reached age 55 and the sum of his age and years of service with the Company equals or exceeds 70 (“Rule of 70”), any stock options the NEO has held for at least two years will vest 100% at the time of termination. If such awards have been held for less than 60% of the vesting period, or to the extent the NEO does not meet the Rule of 70, a prorated amount of the awards will become vested at the time of such termination.

If the employment of Messrs. Leatherby, Lochner, Leonard or Smith terminates because of their death or disability, the NEO (or his estate) will receive a prorated bonus in a lump sum payment for the portion of his time worked during the fiscal year in which his termination occurs based on his bonus received in the fiscal year preceding the year of termination and any unvested options, restricted stock and performance shares (subject to satisfaction of performance criteria) shall vest. If the NEO’s employment terminates for “egregious circumstances” he is not entitled to any of the foregoing benefits and will receive only his accrued but unpaid compensation as of the date of his termination. The term “egregious circumstances” means that the NEO engages in misconduct that results in injury to the Company or is convicted of a job-related felony or misdemeanor.

Messrs. Leatherby, Lochner, Leonard and Smith would have been entitled to the following estimated payments and benefits from the Company if a termination occurred on September 27, 2008 under the following circumstances. In addition, NEOs may be eligible for payment of their accounts under the Company’s qualified retirement plan, employee stock purchase plan and nonqualified plans. For the benefits under these plans, see the sections titled “Compensation Discussion and Analysis,” “Pension Benefits for Fiscal Year 2008” and “Nonqualified Deferred Compensation for Fiscal Year 2008” of this Proxy Statement.

	Leatherby				Lochner
	Termination by Company Without Cause		Termination by Company for Egregious Circumstances	Death or Permanent Disability	Termination by Company Without Cause		Termination by Company for Egregious Circumstances	Death or Permanent Disability
Severance	$675,000	(1)	$0	$0	$885,000	(1)	$0	$0
Accrued and Unpaid Vacation	$34,615		$34,615	$34,615	$45,385		$45,385	$45,385
Acceleration of vesting of equity-based compensation awards(2)	$308,392		$0	$799,914	$835,345		$0	$896,346
Health Insurance	$22,697	(3)	$0	$0	$17,862	(3)	$0	$0
Total	$1,040,704		$34,615	$834,529	$1,783,592		$45,385	$941,731

	Leonard				Smith
	Termination by Company Without Cause		Termination by Company for Egregious Circumstances	Death or Permanent Disability	Termination by Company Without Cause		Termination by Company for Egregious Circumstances	Death or Permanent Disability
Severance	$667,500	(1)	$0	$0	$675,000	(1)	$0	$0
Accrued and Unpaid Vacation	$34,231		$34,231	$34,231	$34,615		$34,615	$34,615
Acceleration of vesting of equity-based compensation awards(2)	$536,203		$0	$728,812	$464,060		$0	$664,816
Health Insurance	$17,862	(3)	$0	$0	$22,697	(3)	$0	$0
Total	$1,255,796		$34,231	$763,043	$1,196,372		$34,615	$699,431

(1)	This amount represents continued payment of the NEO’s base salary for 18 months.
(2)

The amounts in this row represent the value of each NEO’s unvested stock options and restricted stock that are vested on account of a termination, based on our stock price of $12.69 as of the last day of fiscal year 2008. If an NEO is terminated following a change in control, the NEO’s accelerated benefit from these equity awards is disclosed in the section titled “Potential Payments Upon a Change in Control” in this Proxy

Statement. No amount is included for performance shares; however, if performance shares vest in the future pursuant to satisfaction of performance criteria, such shares will be awarded to the NEO or his estate.

(3)	These amounts represent the premiums to continue these NEOs’ coverage under our medical reimbursement and health insurance plans for 18 months following termination.

Potential Payments Upon a Change in Control

Each employment contract entered into between the Company and Messrs. Bond, Leatherby, Lochner, Leonard and Smith contains change in control provisions in favor of the NEO. Each of these contracts provides for the acceleration of vesting of the equity-based compensation awards held by such NEOs upon the occurrence of a change of control of the Company. Under the contracts, “Change in Control” means any one of the following: (1) the acquisition by any individual or entity of the Company’s voting securities where the acquisition causes the individual or entity to own twenty-five percent or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote in the election of directors; (2) a merger, consolidation, combination or like transaction involving the Company in which the shareholders of the Company immediately prior to the transaction do not own at least fifty percent of the voting power of the issued and outstanding capital stock of the Company immediately after the transaction; (3) the sale or transfer by the Company of more than fifty percent of its assets or by any shareholder or shareholders of the Company of more than fifty percent of the voting power of the issued and outstanding capital stock of the Company in any one transaction or a series of related transactions occurring within a one year period in which the Company, any corporation controlled by the Company or the shareholders of the Company immediately prior to the transaction do not own at least fifty percent of the voting power of the issued and outstanding equity securities of the acquiror immediately after the transaction; (4) a majority of the persons who were members of the Board cease to be directors within any twelve-month period; or (5) the dissolution or liquidation of the Company. However, for the purpose of the acceleration of vesting of equity-based compensation awards, a change of control does not include any event as a result of which one or more of the following persons or entities possess, immediately after such event, over fifty percent of the combined voting power of the Company or any successor entity: (i) Don Tyson; (ii) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual; or (iii) any entity in which one or more individuals or estates described in the preceding clauses (i) and (ii) possess over fifty percent of the combined voting power or beneficial interests of such entity. If such a change of control occurs, any stock option, restricted stock or performance stock that have been previously granted to the executive officer will vest (to the extent not already vested) sixty days after the occurrence of the change of control or upon any earlier date after such change of control if the executive officer is terminated other than for “egregious circumstances,” as defined in the NEO’s contract.

Each NEO would have been entitled to the following estimated payments and benefits from the Company or its successor if a change in control occurred on September 27, 2008.

	Bond	Leatherby	Lochner	Leonard	Smith
Acceleration of vesting of equity-based compensation awards(1)	$4,841,717	$799,914	$1,560,236	$1,106,289	$992,726
Excise Tax & Gross-Up	0	0	0	0	0
Total	$4,841,717	$799,914	$1,560,236	$1,106,289	$992,726

(1)	The amounts in this row represent the value of the NEOs’ unvested stock options, restricted stock and performance shares that are vested on account of the change in control, figured based on our stock price of $12.69 as of the last day of fiscal year 2008.

If the Company terminates any NEO following a change in control, the NEO is not entitled to any unique benefit because his termination followed a change in control. Instead, the NEO who is terminated following a change in control receives the termination benefits described above under the section titled “Potential Payments Upon Termination.” The payments available on a change in control are more particularly described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2008

The Board adopted a Director Compensation Policy in 2005 which provides that directors who have been determined by the Board to qualify as independent directors in accordance with NYSE governance rules receive (i) an annual retainer of $70,000 (payable in quarterly installments); (ii) a grant of a deferred stock award for shares of Class A Common Stock having a value of $80,000 on the date of election or re-election as a director at the Annual Meeting, which award does not become payable until 180 days after termination of their service as a director; and (iii) the option to defer any portion of their retainer (which would be credited with interest semi-annually) or to take Class A Common Stock in lieu of the cash retainer. The number of shares received would vary according to the market value of the stock on the payment date of the retainer. Additionally, the Chairperson of the Audit Committee receives an additional $10,000 annual retainer paid in quarterly installments and the Chairpersons of the Governance Committee, the Compensation Committee and the Nominating Committee receive an additional $5,000 annual retainer paid in quarterly installments. The Lead Independent Director receives an additional $25,000 annual retainer paid in quarterly installments. Directors who are also employees or consultants of the Company do not receive any retainer or fee for their service as a director.

The table below summarizes the total compensation earned or paid by the Company to directors who were not executive officers during fiscal year 2008.

Name	Fees earned or paid in cash($)		Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings($)(3)	All other compensation ($)(4)	Total($)
Don Tyson	0		0	0	0	0	$2,174,419	$2,174,419
John Tyson	0		0	0	0	0	$1,093,187	$1,093,187
Scott T. Ford	$52,500	(5)	$80,000	0	0	0	0	$132,500
Lloyd V. Hackley	$75,000		$80,000	0	0	0	0	$155,000
Jim Kever	$80,000		$80,000	0	0	0	0	$160,000
Kevin M. McNamara	$72,500		$80,000	0	0	0	0	$152,500
Jo Ann R. Smith	$75,000		$80,000	0	0	0	0	$155,000
Brad T. Sauer	0		0	0	0	0	0	0
Leland E. Tollett	0		0	0	0	$112	$207,107	$207,219
Barbara A. Tyson	0		0	0	0	0	$14,040	$14,040
Albert C. Zapanta	$70,000		$80,000	0	0	0	$2,120	$152,120

(1)	Each director who qualifies as an independent director in accordance with NYSE governance rules receives a deferred award of Class A Common Stock having a value of $80,000 on the date of election or re-election as a director at our Annual Meeting. These shares become payable 180 days after the director terminates his or her service as a director to the Company. As of the last day of fiscal year 2008, outstanding deferred stock awards for the directors were as follows: Dr. Hackley (20,707), Mr. Kever (20,707), Mr. McNamara (5,597), Ms. Smith (20,707) and Mr. Zapanta (20,707).
(2)	The Company has not awarded options to nonemployee directors since fiscal year 2004. As of the last day of the fiscal year, Dr. Hackley, Mr. Kever and Ms. Smith each held 6,000 shares subject to outstanding option awards from previous years, 5,400 of which were vested as of the last day of fiscal year 2008 and the remainder of which will vest on February 6, 2009.
(3)	The amounts reflected in this column represent above market earnings on nonqualified deferred compensation.
(4)

The amounts in this column represent the sum of perquisites, tax gross-ups and other compensation as more particularly described in this footnote below. These benefits are provided to Mr. Don Tyson, Mr. John

Tyson, Mr. Tollett and Ms. Tyson pursuant to their consulting agreements with the Company, which are more fully described in the section below titled “Advisory Contracts.” Mr. Zapanta’s other compensation represents use of Company-owned event tickets.

•

For Mr. Don Tyson the amount in this column includes, in part, $1,200,000 in advisory fees, $542,571 for personal use of Company-owned aircraft, $132,345 for estate planning fees, $105,000 for life insurance premiums, $30,000 as a matching contribution under the Company’s Employee Stock Purchase Plan and $136,561 for tax reimbursements. This column also includes amounts for personal security, premiums for the Company’s medical reimbursement plan and long-term disability plan, tax preparation fees and event tickets. The value of these perquisites are based on the incremental aggregate cost to the Company and are not individually quantified because none of them individually exceed the greater of $25,000 or 10% of the total amount of perquisites. The value of Mr. Tyson’s use of Company-owned aircraft is determined under the same methodology applied to NEOs as more fully explained in the footnotes to the “Summary Compensation Table for Fiscal Years 2008 and 2007” in this Proxy Statement.

•

For Mr. John Tyson the amount in this column includes, in part, $316,731 in advisory fees (which includes one week at Mr. Tyson’s previous higher salary rate), $325,528 for personal use of Company-owned aircraft, $175,196 for SERP payment, $57,908 for insurance and $142,192 for tax reimbursements. This column also includes amounts for personal security, premiums for the Company’s medical reimbursement plan and long-term disability plan, tax preparation fees, automobile allowance, country club dues, event tickets, a matching contribution under the Company’s Retirement Savings Plan and a matching contribution under the Company’s Executive Savings Plan. The value of these perquisites are based on the incremental aggregate cost to the Company and are not individually quantified because none of them individually exceed the greater of $25,000 or 10% of the total amount of perquisites. The value of Mr. Tyson’s use of Company-owned aircraft is determined under the same methodology applied to NEOs as more fully explained in the footnotes to the “Summary Compensation Table for Fiscal Years 2008 and 2007” in this Proxy Statement.

•

For Mr. Tollett the amount in this column includes $187,401 in advisory fees. This column also includes for Mr. Tollett premiums for the Company’s medical reimbursement plan, a matching contribution under the Company’s Employee Stock Purchase Plan, a matching contribution under the Company’s Retirement Savings Plan and a matching contribution under the Company’s Executive Savings Plan. The value of these benefits are not individually quantified because none of them individually exceed $25,000 or 10% of the total amount of perquisites.

•

For Ms. Tyson the amount in this column includes $7,200 in advisory fees. This column also includes for Ms. Tyson premiums for the Company’s medical reimbursement plan and a matching contribution under the Company’s Retirement Savings Plan. The value of these benefits are not individually quantified because none of them individually exceed $25,000 or 10% of the total amount of perquisites.

(5)	As permitted for all non-employee directors, Mr. Ford elected to take his annual director retainer in the form of Class A Common Stock, payable in four quarterly installments. In lieu of the cash retainer, Mr. Ford received 3,376 shares of our Class A Common Stock and $12 as payment for fractional shares.

Advisory Contracts

Don Tyson. The Company and Mr. Don Tyson, former Senior Chairman of the Board, entered into a contract on July 30, 2004 which provides that Mr. Tyson will furnish up to 20 hours per month of advisory services to the Company for a term expiring on October 19, 2011. In consideration for his advisory services, Mr. Tyson will receive $1,200,000 for each year during the term of the contract. Mr. Tyson is also entitled to health insurance and is eligible to participate in any benefit plan or arrangement, including reimbursement of business related expenses, in each case solely to the extent such benefits are generally made available to employees of the Company. Under the terms of the contract, Mr. Tyson will also receive non-cash compensation which includes: (i) personal use of Company aircraft for himself and/or his designated passengers for up to

150 hours per year, so long as such use does not conflict with Company business and is approved in advance by Company senior management, (ii) reimbursement for costs incurred relating to tax and estate planning advice or services from an entity recommended by the Company, (iii) personal use of Company-owned skyboxes and vacation homes at pre-established daily rates to be paid by Mr. Tyson to the Company as reimbursement for such usage, and (iv) up to 1,500 hours per year of security services (which the Company estimates will cost $40 per hour). Mr. Tyson will be reimbursed for any and all tax liability imposed on him in connection with the provision of the non-cash compensation set forth above. As additional consideration for the benefits he will receive under the contract, Mr. Tyson is bound to confidentiality restrictions regarding Company information. In the event of Mr. Tyson’s death, the cash consideration described above will continue to be paid for the remaining term of the contract to the surviving of Mr. Tyson’s three children. The contract will terminate if Mr. Tyson accepts employment with any competitor of the Company.

John Tyson. On September 28, 2007, the Company entered into a contract with Mr. Tyson. Mr. Tyson’s current contract will expire on September 27, 2017 unless terminated earlier. Mr. Tyson is required to perform certain advisory and limited public relations services not to exceed twenty (20) hours per month, which services are provided in a non-executive officer capacity. The contract provides for a payment of $300,000 per annum to Mr. Tyson. Mr. Tyson is also eligible (i) to participate in any benefit plan or program maintained by the Company other than plans or programs related to Company bonus, equity compensation or long-term disability, (ii) to receive coverage under all employee pension and welfare benefit programs, plans and practices in accordance with the terms thereof and which the Company generally makes available to its most senior officers, (iii) to receive healthcare, hospitalization, medical, long term care, vision, dental, and other similar insurance coverage or benefits at such coverage levels and upon such terms and conditions as shall otherwise be made available to any of the most senior officers of the Company (which includes coverage for his spouse and eligible dependents), and (iv) to receive the following perquisites: reimbursement for annual country club dues; use of, and the payment of all reasonable expenses for, an automobile; reimbursement for reasonable costs incurred for tax and estate planning advice; up to 1,500 hours per year in security services; reasonable personal use of the Company-owned aircraft during the term of the contract (limited to 120 hours annually); and reimbursement for the annual premium payment on a $7,500,000 life insurance policy. Unless the contract is terminated by the Company for “Cause” or voluntarily by Mr. Tyson (other than by reason of the Company’s breach of the contract), before the expiration or termination of the term of the contract, the Company will continue to provide health coverage to Mr. Tyson, his spouse and his eligible dependents consistent with the terms of the contract. Mr. Tyson is also eligible to receive benefit payments under the Company’s SERP, which began in April 2008. The annual payments to Mr. Tyson under the SERP are $175,196 (which represents the total grossed-up benefit amount) less any required tax withholdings. In the event of Mr. Tyson’s death during the term of the contract, Mr. Tyson’s estate will receive a single payment equal to the remaining annual payments that would have been made to Mr. Tyson under his contract for the period of time between the date of his death and September 27, 2017, and his spouse and eligible dependents will continue to receive health coverage. In addition, from and after the earlier of the expiration or termination of the contract and the date of Mr. Tyson’s death, upon written notice of Mr. Tyson or his beneficiary(ies) to the Company, the Company will terminate and redeem all outstanding and unexercised stock options (vested and unvested) then held by Mr. Tyson in exchange for a single payment equal to the aggregate difference between (i) the fair market value of the stock represented by such stock options as determined as of the close of the Company’s business on the date of the occurrence of the event giving rise to application and (ii) the strike price for such stock under the applicable stock options. If the contract is terminated by the Company for “Cause” or by Mr. Tyson (other than by reason of the Company’s breach of the contract), the obligations of the Company under the contract will cease.

Leland E. Tollett. The Company and Mr. Tollett, who retired as Chairman and Chief Executive Officer in 1998, entered into a contract which provides that he will furnish advisory services to the Company for a period of up to ten years. In consideration for his advisory services, which began January 1, 1999, Mr. Tollett received $350,000 per year for the first three years, $310,000 for the next two years and effective January 1, 2004 began receiving $125,000 per year. Effective February 4, 2005, the Company and Mr. Tollett amended his contract to provide that his compensation thereunder increase from $125,000 to $310,000 per year for the remaining term thereof (until December 31, 2008) so long as Mr. Tollett continues serving on the Company’s Board. Beginning February 1, 2008 when Mr. Tollett no longer served on the Board, his annual compensation was reduced to $125,000. The contract also provides for continued vesting of outstanding stock options and continuation of health benefits. In the event of Mr. Tollett’s death: (i) the above described annual compensation and health benefits will be paid for the remaining term of the contract to his surviving spouse until her death at which time all benefits shall cease and (ii) all unexercised stock options issued to Mr. Tollett will be purchased by the Company based upon the value of such options on the business day immediately succeeding his death. No benefits will be payable under the contract in the event he accepts employment with any competitor of the Company.

Barbara A. Tyson. The Company and Ms. Tyson, who retired as a Vice President effective October 1, 2002, entered into an agreement which provides that she will continue to furnish advisory services to the Company for a period of up to ten years following the date of her retirement from employment. In consideration for her advisory services, since October 1, 2002, Ms. Tyson has received annual compensation of $7,200. The agreement also provides for continuation of health benefits. In the event of Ms. Tyson’s death, the above described benefits will cease. No benefits will be payable under the agreement in the event she accepts employment with any competitor of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended September 27, 2008. The Audit Committee has discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP that firm’s independence from management and the Company. The Audit Committee has concluded that the provision of all non-audit services rendered by Ernst & Young LLP to the Company for the fiscal years ended September 27, 2008 and September 29, 2007 were compatible with maintaining Ernst & Young LLP’s independence. Based on the review and discussions above, the Audit Committee recommends to the Board the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2008 for filing with the SEC.

The Board has delegated to the Audit Committee the responsibility to, among other things, (i) oversee and monitor the Company’s financial reporting, auditing and accounting process, (ii) be directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm, (iii) review and oversee the Company’s internal audit department, and (iv) provide an open avenue of communication among the Company’s independent registered public accounting firm, financial and senior management, the internal auditor and the Board. The Audit Committee’s duties and responsibilities are embodied in a written charter, which is evaluated annually. The Audit Committee’s charter was last amended by the Board during fiscal year 2006 and is available on the Company’s Investor Relations website at http://ir.tyson.com or in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Secretary, 2200 Don Tyson Parkway, Mail Stop CP004, Springdale, AR 72762-6999.

Audit Committee of the Board of Directors

Jim Kever, Chairman

Kevin M. McNamara

Brad T. Sauer

Jo Ann R. Smith

CERTAIN TRANSACTIONS

The following list is a summary of transactions occurring during fiscal year 2008, or that are currently proposed, (i) in which the Company was or is to be a participant, (ii) where the annual amount involved exceeds $120,000, and (iii) in which the Company’s NEOs, directors, nominees, principal shareholders and other related parties had a direct or indirect material interest or which the Company has chosen to voluntarily disclose.

1. During fiscal year 2008, the Company leased certain farms from the following with aggregate lease payments as follows: (i) a partnership of which Mr. John Tyson and the Randal W. Tyson Testamentary Trust are the partners, $191,160; (ii) an entity in which the children of Mr. Don Tyson, including Mr. John Tyson, are owners, $191,160; and (iii) the Tyson Children Partnership, in which the children of Mr. Don Tyson, including Mr. John Tyson, are partners, $450,000.

2. The Company has an aircraft lease agreement with Tyson Family Aviation, LLC, of which Mr. Don Tyson, Mr. John Tyson and the Randal W. Tyson Testamentary Trust are members, with aggregate lease payments to Tyson Family Aviation, LLC during fiscal year 2008 of $1,237,638.

3. A subsidiary of the Company, Cobb Vantress, Inc. (“Cobb”), leases a breeder hen research and development farm from the Leland E. Tollett Annuity Trust (“Tollett Trust”) and an entity in which the daughter of Mr. Tollett is an owner, with aggregate payments of $536,191 during fiscal year 2008. Also during fiscal year 2008, the Tollett Trust paid Cobb $29,738 as reimbursement for certain accumulated expenses paid by Cobb which Cobb should have forwarded for payment by the Tollett Trust but had not. Mr. Tollett was a director for the Company until February 1, 2008.

4. The Company has an agreement with an entity of which Mr. Don Tyson is a principal for the lease of a wastewater treatment plant which services the Company’s chicken processing facility in Nashville, Arkansas. Aggregate payments made by the Company during fiscal year 2008 pursuant to such agreement were $687,500. The Company also has an agreement with the same entity for the lease of a wastewater treatment plant which services the Company’s chicken processing facility in Springdale, Arkansas. Aggregate payments made by the Company during fiscal year 2008 pursuant to such agreement were $412,500.

5. During fiscal year 2008, the Company leased office and warehouse space from entities in which the children of Mr. Don Tyson, including Mr. John Tyson, are partners or owners, with aggregate lease payments of $42,000. Also during fiscal year 2008, the Company reimbursed the entity for property taxes pursuant to the lease agreement in the amount of $45,075. During fiscal year 2008, the children divested their ownership interest in these entities.

6. The Company made reimbursements and/or paid directly $41,047 for (i) Mr. Bond’s membership dues, (ii) company golf outings and (iii) business meals at The Blessings, a golf club owned by the Tyson Limited Partnership and a limited liability company owned by Mr. Don Tyson and Mr. John Tyson.

7. During fiscal year 2008, the Company paid Alltel Corporation $251,582 for communication services. Scott T. Ford, a director of the Company until June 10, 2008, is the President and Chief Executive Officer of Alltel Corporation. He is also a director of Alltel Corporation.

8. During fiscal year 2008, CJRW, an advertising and communications firm, charged the Company $10,758,468 of which $8,329,081 were pass-through dollars for invoices from newspapers and other media. Mr. Bond’s daughter managed the firm’s northwest Arkansas office during fiscal year 2008 and a portion of her bonus is based on the profitability of the office. In 2008 this portion of Ms. Bond’s bonus equaled $28,000.

9. During fiscal year 2008, the Company paid Kutak Rock LLP approximately $1,567,953 in legal fees. Mr. Bond’s son is a partner in the firm’s northwest Arkansas office and represents the Company on certain litigation matters.

10. During fiscal year 2008, the Company paid 3M Company $1,427,625 for direct purchases of lab-related supplies and materials. Brad T. Sauer, a director of the Company, is the Executive Vice President, Health Care Business for 3M Company.

11. During fiscal year 2008, Don Tyson and the Tyson Limited Partnership paid the Company $4.5 million pursuant the settlement of certain shareholder litigation styled In re Tyson Foods, Inc. Consolidated Shareholder’s Litigation.

All related party transactions described above, with the exception of purchases of products from 3M Company, have been reviewed by the Governance Committee, which has determined the transactions are fair to the Company. This review typically entails the receipt of appraisals or other information from independent third parties which are utilized in the Governance Committee’s determination of fairness. The Board does not have a separate written policy regarding the review and approval of related party transactions. However, our Governance Committee charter requires that the Governance Committee review and approve all transactions with related persons as may be required to be disclosed by the rules of the SEC. The Governance Committee is responsible for determining whether such transactions are fair to the Company. Directors and executive officers are specifically asked to disclose such transactions in our annual Directors and Officers Questionnaire.

In addition to the SEC rules regarding related party transactions, the Company has agreed that, in connection with the settlement on April 8, 2008 of certain shareholder litigation styled In re Tyson Foods, Inc. Consolidated Shareholder’s Litigation, it will not engage in any new related party transactions with the Tyson Limited Partnership, Mr. Don Tyson, any spouse, child, grandchild, parent or sibling of Mr. Don Tyson, or any NEO unless prior to entry of any such transaction there has been a unanimous finding by the Governance Committee that either (a) reasonably equivalent transactions on reasonably equivalent terms are not available from third parties who are not related parties, or (b) special or exigent circumstances exist which would not make it practical or desirable under the circumstances to investigate the availability of third party options. These additional requirements do not apply to (a) related party transactions already existing or in place during part or all of calendar year 2007, including but not limited to any related party transaction disclosed in the Company’s Proxy Statement for its annual meeting of shareholders on February 2, 2007, or (b) renewals of any transactions between the Company and any such related parties already existing or in place during part or all of calendar year 2007, including but not limited to any related party transaction disclosed in the Company’s Proxy Statement for its annual meeting of shareholders on February 2, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors and executive officers are required to file under the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the SEC.

Based solely on information provided to the Company by individual directors and executive officers, the Company believes that during fiscal year 2008, all filing requirements applicable to directors and executive officers have been complied with in a timely manner except as follows: Messrs. Lochner, Miquelon, Richard A. Greubel and William W. Lovette each filed a Form 4 two days late for an award of performance shares and former director Leland E. Tollett filed a Form 4 late for a gift of shares.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”) must be received by the Company on or before September 1, 2009 in order to be eligible for inclusion in the Company’s Proxy Statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

Additionally, the Company’s by-laws provide that for a shareholder proposal to be brought before and considered at an annual meeting by a shareholder proponent (the “Proponent”), such Proponent must provide, deliver or mail notice thereof to the Secretary of the Company at the principal executive office of the Company (and the Secretary must receive such notice) not less than 75 days nor more than 100 days prior to the date of such annual meeting. For such provision to be effective, the Company must have provided notice to shareholders, or otherwise publicly disclose, the date of the annual meeting at least 85 days in advance thereof. If no notice or public disclosure is made by the Company within that time frame, the Proponent’s notice to be timely received must be received not later than the close of business on the tenth day following the day on which notice of the meeting is actually mailed to shareholders or public disclosure of the meeting date is actually made. The actual date of the Company’s 2010 Annual Meeting has not yet been determined. The Company anticipates that public disclosure of the date of the 2010 Annual Meeting will be made in the Company’s Quarterly Report on Form 10-Q for the third quarter of fiscal year 2009, which report will be filed with the SEC no later than August  10, 2009.

SHAREHOLDER COMMUNICATIONS

Shareholders and other interested parties may direct communications to individual directors, including the Lead Independent Director, to a Board committee, the non-management directors as a group or to the Board as a whole, by addressing the communication to the named individual, the committee, the non-management directors as a group or the Board as a whole, c/o Tyson Foods, Inc., Attention: Secretary, 2200 Don Tyson Parkway, Springdale, AR 72762-6999.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone or other similar means of communication. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

ADDITIONAL INFORMATION AVAILABLE

Upon written request of any shareholder, the Company will furnish a copy of the Company’s 2008 Annual Report on Form 10-K, as filed with the SEC, including the financial statements and schedules thereto. The written request should be sent to the Secretary, at the Company’s executive office. The written request must state that as of December 12, 2008, the person making the request was a beneficial owner of capital stock of the Company. In addition, the 2008 Annual Report on Form 10-K, including the financial statements and schedules thereto, are available on the Company’s Investor Relations website at http://ir.tyson.com.

OTHER MATTERS

So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING ARE URGED TO VOTE BY INTERNET, TELEPHONE OR BY MAIL. TO VOTE BY MAIL, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors

R. Read Hudson

Secretary

December 30, 2008

2200 DON TYSON PARKWAY SPRINGDALE, AR 72762-6999

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

TYSFD1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TYSON FOODS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The shares will be voted as recommended by the Board of Directors unless you indicate otherwise in which case they will be voted as marked.		☐	☐	☐
The Board recommends a vote FOR Item 1 and AGAINST Items 2 and 3.
Vote On Directors
1. To elect the following ten nominees to the Company’s Board of Directors:
Nominees:						For ☐	Against ☐	Abstain ☐
01) Don Tyson	06) Kevin M. McNamara				4. To consider and act upon shareholder proposal 2 regarding use of gestation crates; and
02) John Tyson	07) Brad T. Sauer
03) Richard L. Bond	08) Jo Ann R. Smith
04) Lloyd V. Hackley	09) Barbara A. Tyson
05) Jim Kever	10) Albert C. Zapanta
Vote On Proposals		For	Against	Abstain	5. To consider and act upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournments or postponements thereof.
2. To ratify the selection of Ernst & Young LLP, independent registered public accounting firm, as the Company’s independent registered public accountant for the fiscal year ending October 3, 2009;		☐	☐	☐
3. To consider and act upon shareholder proposal 1 regarding disclosure of greenhouse emissions;		☐	☐	☐	Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed. Please sign, date and return this proxy as soon as possible. (The signature(s) should be exactly as the name(s) appear(s) hereon. If stock is in the name of (i) two or more persons, each should sign; (ii) a corporation, the president or other authorized officer should sign; or (iii) a partnership, an authorized person should sign in the partnership name. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary should state their full title.)
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
MATERIALS ELECTION					Please indicate if you plan to attend this meeting.	☐	☐

As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

		☐				Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

The annual meeting of shareholders will consist of a business meeting and a brief report from the CEO. The event will last approximately 30 minutes and will not include a reception buffet.

The annual meeting of shareholders will be webcast live at 10:00 a.m. CST, Friday, February 6, 2009, and a replay will be available at http://ir.tyson.com. To attend in person at the Holiday Inn, Northwest Arkansas Convention Center in Springdale, Arkansas, please contact Tyson Foods Investor Relations for tickets via email at ir@tyson.com or by telephone at 479-290-4524. A ticket is required for entry to the meeting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

TYSFD2

Proxy - Tyson Foods, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS, FEBRUARY 6, 2009

The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s) Don Tyson and John Tyson, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed on the reverse side, at the Annual Meeting of Shareholders to be held at the Holiday Inn, Northwest Arkansas Convention Center, 1500 South 48th St., Springdale, Arkansas, on February 6, 2009, at 10:00 a.m. Central Standard Time, and at any adjournments or postponements thereof, for the transaction of the business listed on the reverse side.

IMPORTANT — PLEASE SIGN AND DATE ON BACK OF CARD.

RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE;

NO POSTAGE NECESSARY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be dated and signed on reverse side.)